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              U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                             FORM S-1
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        MW Medical, Inc.
       (Exact name of Registrant as specified in its charter)

NEVADA                          		86-0907471
-------------------------------           -----------------------
(State or other jurisdiction of     	(I.R.S. Employer
incorporation or organization)            Identification Number)

Jan Wallace
6955 E. Caballo Dr.
Paradise Valley, ARIZONA	            85253
------------------------------            -----------------------
(Name and address of principal		(Zip Code)
executive offices and agent for
service of process)

Registrant's telephone number, including
area code:   (602) 483-8700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
								           |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.	                                   |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                           |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                           |__|

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box.
                                                           |__|

              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------
TITLE OF EACH         		PROPOSED   PROPOSED
CLASS OF 				MAXIMUM    MAXIMUM
SECURITIES             		OFFERING   AGGREGATE   AMOUNT OF
TO BE        AMOUNT TO BE     PRICE PER  OFFERING    REGISTRATION
REGISTERED   REGISTERED		UNIT (1)   PRICE (2)   FEE (2)
------------------------------------------------------------------
Common       4,546,010  	$3.50      $15,911,035 $4,423.27
Stock        shares
Warrants	 600,000 shares	$3.50	     $ 2,100,000 $  583.80
------------------------------------------------------------------
Total		 5,146,010  	$3.50      $18,011,035 $5,007.07
             shares
------------------------------------------------------------------
(1) Based on last sales price on September 1, 1999
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


COPIES OF COMMUNICATIONS TO:
Michael A. Cane, Esq.
101 Convention Center Dr., Suite 1200
Las Vegas, NV 89109
(702) 312-6255

<Page >

          SUBJECT TO COMPLETION,  Dated September 1, 1999

                           PROSPECTUS

                         MW MEDICAL, INC.
                         5,146,010 SHARES
                           COMMON STOCK
                        ($.001 PAR VALUE)

                         ----------------

The Selling Stockholders named in this prospectus may sell up to 5,146,010 shares of common stock of MW Medical, Inc. See the section entitled "Selling Stockholders." The Company will not receive any part of the proceeds from the sales of the common stock. All expenses of registration incurred in connection with this Prospectus are being paid by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Common Stock covered by this Prospectus, but it is anticipated that the Common Stock will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealer's Over-The-Counter Bulletin Board System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See the section entitled "Plan of Distribution."

The Company's Common Stock is traded and quoted on the National
Association of Securities Dealer's Over-The-Counter Bulletin Board System under the symbol MWMD. On September 1, 1999, the closing sale price of the Common Stock was $3.50 per share.

                         ----------------

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS
INVOLVE A HIGH DEGREE OF RISK.  SEE SECTION ENTITLED "RISK
FACTORS" ON PAGES 5 -10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------

THE DATE OF THIS PROSPECTUS IS:    SEPTEMBER 1, 1999

                                1

<Page >

No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person, in any jurisdiction, to whom it is unlawful to make such an offer. In addition, investors should take note that the information contained in this document is only offered to be accurate as of September 1, 1999. Neither the delivery of this Prospectus nor any sale made through it shall, under any circumstances, create the implication that there has been no change in the affairs of the Company since that date.

The information contained in this Prospectus may at times represent the Company's best estimates of its future financial and technological performance, based upon assumptions believed to be reasonable. No representation or warranty is made, however, as to the accuracy or completeness of such assumptions, and investors should not rely upon any representation as to any future performance or events. See "RISK FACTORS."

                                2

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                        TABLE OF CONTENTS

                                                              PAGE
Summary....................................................	   4

Risk
Factors....................................................	   6

Use of Proceeds............................................    12

Determination of Offering Price............................    12

Dilution...................................................    12

Price Range Of Common Stock And Dividend Policy............    13

Selected Consolidated Financial Data.......................    14

Selling Stockholders ......................................    14

Plan of Distribution ......................................    16

Description of Securities to Be Registered.................    17

Interests of Named Experts and Counsel.....................    18

The Company................................................    18

Management's Discussion and Analysis of Financial Condition
    and Results of Operations..............................    24

Management.................................................    27

Security Ownership Of Certain Beneficial Owners and
Management.................................................    28

Certain Relationships and Related Transactions.............    30

Legal Matters..............................................    31

Experts....................................................    32

Available Information......................................    32

Index to Financial Statements .............................    33

                                3

<Page >

                             SUMMARY

The following summary is qualified in its entirety by the more detailed information, exhibits and financial statements appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety.

Investment in the Common Stock offered through this Prospectus is highly speculative. Prospective investors should not construe the contents of this Prospectus, or any other information furnished by the Company, as legal or tax advice.

The Company

The Company is in the business of designing and developing
microwave technologies for dermatological applications through
MMC.    The Company's products are in the development stage.  The
Company plans to market and sell its microwave technology products upon completion of the development stage.

The Company was incorporated in Nevada on December 4, 1997 as a subsidiary of Dynamic Associates, Inc. Dynamic distributed all of its outstanding shares of the Company (14,223,929 common shares), to its shareholders of record on February 25, 1998, effective on March 11, 1998. At the same time, Dynamic transferred ownership of Microwave Medical Corporation and P&H Laboratories, Inc. to the Company pursuant to a Contribution Agreement and Plan of Reorganization dated February 25, 1998.

The Company has its principal executive offices at 6955 E. Caballo Dr., Paradise Valley, AZ, 85253 (telephone no.: (602) 483-8700).

The Company entered into a Convertible Debenture and Warrants Purchase Agreement dated July 14, 1999, in which it agreed to sell to certain named investors a total of $3,500,000 worth of 8% Convertible Debentures due on July 31, 2000. In addition to the Convertible Debentures, each investor under the Debenture Purchase Agreement was entitled to a Warrant to purchase one share of Common Stock for each $10 of Convertible Debentures purchased.
The exercise price of the Warrants is $2.75 per share. Of the $3,500,000 in Convertible Debentures, only $3,000,000 were sold immediately. The remaining $500,000 were agreed to be purchased by certain of the investors upon the registration of the Common Stock as required by a Registration Rights Agreement signed at the same time by all the parties .

The Convertible Debentures are convertible into Common Stock of the Company under the following formula:

(a)	the principal amount of the Debenture or any portion
thereof, together with accrued but unpaid interest;

(b)	multiplied by a price for each share of Common Stock
equal to the lower of (1) 75% of the Market Price at the Conversion Date, or (2) $2.75. The term "Market
Price" means the average of the three lowest closing bid prices on the Principal

                                4

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Market (as reported by Bloomberg L.P.) of the Common
Stock on any Trading Day during the twenty-two (22)
Trading Day period ending on the Trading Day immediately prior to the date upon which the Market Price is to be determined; but -

(c)	the Conversion Price may not be less than $0.75,
if all of the following conditions are satisfied: (1) a Registration Statement is effective for the Common
Stock; (2) the Common Stock has been traded (since the effective date of the Registration Statement) for thirty (30) consecutive Trading Days with an average daily volume of 140,000 shares at a volume-weighted average price (as shown on the Bloomberg AQR function) of at least 150% of the closing bid price on the first
Closing Date, and (3) the Company's microwave hair removal product has received written FDA approval; and

(d)	the minimum Conversion Price will be increased if the
foregoing conditions continue to be met and any or all of the following conditions are met: (1) the Company's most recent timely filed Form 10-Q or QSB shows net revenues for the quarter of at least $10,000,000 (the minimum Conversion Price would then be increased by $0.25); (2) the Company's most recent timely filed
Form 10-K or KSB shows net revenues for the fiscal year of at least $50,000,000 (the minimum Conversion
Price would then be increased by $0.35); (3) the Common Stock has traded (since the effective date of the Registration Statement) for thirty (30) consecutive Trading Days with an average daily volume of 250,000 shares (the minimum Conversion Price would then be increased by $0.25).

On July 20, 1999, the Company also issued warrants to purchase 250,000 shares of common stock to JW Genesis Securities, Inc. as part of its fee for arranging this Convertible Debenture financing. These warrants are exercisable at a price of $3.3125 per share at any time prior to 5:00 pm New York City Time on July 20, 2004.

As part of the Debenture sale, the Company also signed and agreed to a Registration Rights Agreement in which it is obligated to register all the warrant shares it may issue, along with all the shares that have been issued to parties exercising their right of conversion as holders of the Convertible Debentures and 265% of the shares that could be issued as a result of the conversion of any, as yet, unconverted Convertible Debentures at the Conversion Price in effect on the Closing Date. Under this Registration Rights Agreement, a registration statement must be filed with the SEC within 45 days of the Closing Date and such Registration Statement must become effective within 105 days from the Closing Date (or five (5) days of clearance by the Commission to request effectiveness). Failure to meet these deadlines or to maintain the registration statement as effective will create potentially severe penalties for the Company, including the requirement to pay liquidated damages to the purchasers of the Convertible Debentures of three percent (3%) of the aggregate market value of the shares of Common Stock purchased from the Company (including the Conversion Shares which would be issuable upon conversion of the Convertible Debentures on any date of determination), until such Registration Statement has been declared effective.

The shares of Common Stock into which the Convertible Debentures may be converted and the shares underlying such warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part.

                                5

<Page >

Securities Being Offered   Up to 5,146,010 shares of Common
                           Stock; See Section entitled
                           "DESCRIPTION OF SECURITIES TO BE
                           REGISTERED."

Securities Issued
And to be Issued	         As of the date of this Prospectus,
                           19,110,679 shares of common stock are
                           issued and outstanding.  In addition,
                           there are approximately 2,759,260
                           shares represented by Convertible
                           Debentures and Warrants that may be
                           converted into Common Stock.
                           Therefore, upon conversion of the
                           Debentures and Warrants, there will
                           be approximately 21,869,939 shares
                           of common stock issued and outstanding.
                           All of the Common Stock to be sold
                           under this Prospectus will be sold by
                           existing shareholders. See Section
                           entitled "DESCRIPTION OF SECURITIES
                           TO BE REGISTERED".

Use of Proceeds            The Company will not receive any
                           proceeds from the sale of the Common
                           Stock by the Selling Stockholders.
                           See "USE OF PROCEEDS."

Risk Factors               The securities offered through this
                           Prospectus involve a high degree of
                           risk and should not be purchased by
                           anyone who cannot afford the loss of
                           his entire investment. Prospective
                           investors should carefully review and
                           consider the factors set forth in the
                           section of this Prospectus entitled
                           "RISK FACTORS," as well as the other
                           information set forth in this document,
                           before subscribing for any of the
                           Common Stock. See "RISK FACTORS."

                          RISK FACTORS

An investment in the securities offered through this Prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, prior to making an investment in the Common Stock described in this document.

In addition, the information contained in this section and elsewhere may at times represent the Company's best estimates of its future financial and technological performance, based upon assumptions believed to be reasonable. No representation or warranty is made, however, as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events.

The Company is Likely to Need Additional Financing to Carry on its
Operations

While the Company has just completed a financing through the sale of Convertible Debentures (See Section entitled "Description of Securities to be Registered"), it will not be able to fully expand its operations as planned without obtaining additional financing in the near future. If this financing is

                                6

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not available or
obtainable, investors may lose a substantial portion or all of their investment. The Company currently has no immediate means for obtaining this additional financing. There can be no assurance therefore that this additional financing, when necessary, will be available to the Company on acceptable terms, or at all.

The Company is a New Venture with Little Experience in the
Operation of its Business and No Experience in the Sale of its Products

The Company was only recently incorporated, and, to date, has been involved primarily in organization and product development. Its only active subsidiary, MMC, has been conducted as a division of Dynamic for approximately 2 years and, accordingly, also does not have any independent operating history. Moreover, the Management of the Company has historically relied upon Dynamic and is now responsible for maintaining its own administrative functions. In addition, MMC has no prior operating history or experience in manufacturing, developing, and bringing to market the products of the Company. Potential investors should be aware that there is a substantial risk of failure associated with new businesses as a result of problems encountered in connection with their formation and operation. These include, but are not limited to, unanticipated problems relating to the marketing and sale of a new product in the marketplace, the entry of new competition and unknown or unexpected additional costs and expenses that may exceed current estimates. There is only a limited operating history upon which to base any projection as to the likelihood that the Company will prove successful, and thus there can be no assurance that the Company will achieve profitable operations or even generate any operating revenues.

The Company's Products are New and Untested in the Market Place

Any time a new product is introduced into a market, as in the case of the products being developed by the Company, there is a substantial risk that sales will not meet expectations or even cover the cost of operations. General market conditions might be such that sales will be slow or even non-existent, and/or the product itself might not fit the needs of buyers enough to induce sales. While the Company anticipates the ability to sell the products it develops, there is no way to predict the volume of sales that will occur or even if sales will be sufficient to support the future operations of the Company. Numerous factors beyond the control of the Company may affect the marketability of the products offered and developed. These factors include consumer demand, market fluctuations, the proximity and capacity of suppliers and government regulations, including regulations relating to prices, taxes, royalties, importing and exporting of products and environmental controls. The exact effect of these factors cannot be accurately predicted, but it's possible they may result in the Company not receiving an adequate return on its invested capital.

There is a Potential for Liability and Losses as a Result of Defective Products

Whenever a new product is created and introduced into a market, as in the case of the products being offered by the Company, there is the possibility that the product will operate defectively and/or cause injury to persons or property (even when operated as designed). This is particularly true of products that are used in the treatment of health or cosmetic problems directly on individuals, such as the products being designed by the Company. If the Company is unable to repair any such defect, they may be required to refund purchase money and/or be held responsible for losses incurred as a result of the defect, including direct and consequential damages to persons

                                7

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or property.  Moreover, even if
the Company is able to repair the defect, it may be held liable for losses or injuries caused by the defect before it is fixed. In such a case, the Company may experience losses, or, in severe cases, be unable to continue operations.

The Company has No Plans to Issue Dividends

The payment of dividends on common stock is within the discretion of the Board of Directors of the Company and will depend upon the Company's future earnings, its capital requirements, financial condition and other relevant factors. It should be noted that the Company currently has no plan to declare any dividends in the foreseeable future and has not declared any dividends in the past.

The Company has Not Been Profitable in the Past

The Company has been in its development stage, and, as such, has not made any income or profit in the past. Because of the difficulties involved in bringing a new product to market as well as the difficulties encountered by any new business, there can be no assurance that the company will be able to market and sell its products as planned or generate income sufficient enough to support the business expenses.

The Medical Equipment Industry is Extremely Competitive

Competition in the sale of medical equipment used for dermatological and related medical applications is intense and expected to increase. Furthermore, the Company will face competition from numerous companies that currently market, or are developing, products similar to those being developed by the Company. Many of these companies have significantly greater marketing, financial and managerial resources than the Company. There can be no assurance that competitors of the Company will not succeed in developing and distributing products that will render the Company's products obsolete or noncompetitive. Generally, this will have a significant negative effect on any bottom line profits as well as the ultimate viability of the Company.

Investors Should Not Rely on Forward Looking Assessments Contained in this Document

The ability of the Company to accomplish its objectives, and whether or not the Company will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. Prospective investors should have this Memorandum reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies of this offering.

The Company is Subject to Potential Losses Due to Changes in the
Law or Regulations

The Company and its subsidiary are subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products it sells.
The

                                8

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Company may, with regard to governmental and/or regulatory
agencies, be required to comply with certain regulations, and/or potential future regulations, rules, and/or directives. Due to the nature of the medical equipment industry, there is no guarantee that certain regulations may not, in the future, be imposed. Moreover, potential regulatory conditions and/or compliance therewith, may have a materially adverse affect upon the Company, its business operations, prospects and/or financial condition.

The Company may be Subject to Potential Medical Malpractice
Liability Claims

Although the Company only sells products used in the practice of medicine and is not engaged in the practice of medicine, the use of the Company's equipment in the treatment of spider veins and hair removal entails the risk of professional liability claims. Consequently, the Company may be named as a co-defendant in medical malpractice claims. The Company's exposure to such liability is reduced because purchasing Physicians will be required to buy and carry their own medical malpractice insurance. While the Company currently plans to maintain insurance for its business in amounts deemed adequate by management to cover potential claims when its product comes to market, it does not currently have any such insurance. Adverse determinations against the Company with respect to all such claims or the filing of malpractice claims against the Company in the future could have a material adverse effect on the Company's financial condition, results of operations and cash flow.

The Company may be Harmed if it loses its Market Standing on the Over-The-Counter Bulletin Board

There can be no assurance that in the future the Common Stock will meet the continued listing qualifications of the NASD Over-The-Counter Bulletin Board Market or other market upon which the Company's common stock may trade at some later date. De-listing from the Bulletin Board or other market could cause, among other things, a decline in the market price of the Common Stock and difficulty in the ability of the Company in obtaining future equity financing, or in using its Common Stock as consideration for acquisitions.

The Price of the Company's Stock is Very Volatile

The market price of the Company's common stock has been and may continue to be very volatile. Recently, the stock market in general and the shares of bio-tech companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the stock.

Sales of Stock By the Selling Stockholders may Negatively Effect the Market Price of the Company's Stock

All of the Common Stock being offered through this Prospectus are offered solely by the Selling Stockholders who are not restricted as to the prices at which they may sell the Common Stock. Shares sold below the current level at which the shares of Common Stock are trading may adversely affect the market price of the Common Stock. The outstanding shares of Common Stock covered

                                9

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by this Prospectus and the shares of Common Stock covered by this
Prospectus which are issuable upon the conversion or exercise of the Company's Convertible Debentures and Warrants represent 26.93% of the Company's outstanding shares as of September 1, 1999. This large amount of Stock, if sold all at once or in blocks, would have a negative effect on the market price of the Company's Stock.

Exercise of Conversion and Warrant Rights By Selling Stockholders carry a Potential For Dilution of Shareholder Ownership
The Company has issued $380,000 worth of Convertible Debentures, convertible into Common Stock, and entered into an agreement to issue another $500,000 worth of Convertible Debentures (convertible under the same terms) following the Registration of the Common Stock with the Securities and Exchange Commission. Depending on market conditions, the number of shares issuable upon conversion of these Debentures vary dramatically. The lower the stock price goes, the more common stock the Debenture holder receives as a result of conversion. This will have the effect of diluting the interest of existing shareholders in the Company.

The following table illustrates the number of shares that the Company would be required to issue at various assumed prices upon conversion of these Debentures, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and you should not assume that it represents the Company's best guess of the range of future stock prices.

			                Additional Ownership of
MW Medical   Shares Issuable	    Selling Stockholders as a
Stock Price  Under the Debenture  Result of Share Issuance(1)(3)
             Agreement

$0.875           1,005,714                      5.26%

$1.75            502,857                        2.63%

$2.62            335,878                        1.76%

$3.50 (2)        320,000                        1.67%
-------------------------------------------------------------------
(1)  Based on 19,110,679 shares outstanding on September 1, 1999.
(2) Last sale price on September 1, 1999, but note that the Debenture Agreement provides a Conversion Price cap of $2.75.
(3) This is the additional ownership percentage as a result of the conversion of the remaining $880,000 Debentures by the Selling Shareholders.

Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the convertible debentures. A similar effect could be experienced upon the exercise of the 600,000 currently outstanding warrants as well as the exercise of the 1,365,000 outstanding stock options.

In addition, it should be noted that the current conversion price of these Debentures ($2.75) as well as the exercise price of the Warrants ($2.75 and $3.312) and Options ($1) is below the market price

                                10

<Page >

of the Common Shares. The exercise of such a large amount of stock, especially if close in time may have a substantial negative effect on the market price of the common stock.

The Company is Subject to Potential Penalties for Failure to
Register its Common Stock

The Company is subject to a Registration Rights Agreement that requires it to register certain of its Common Stock with the Commission within 45 days of the closing of the sale of the Convertible Debentures (July 20, 1999), and, generally, for the registration to be effective within 105 days of that date.
There can be no assurance that the Company will be able to comply with these deadline or that it will be able to pay the penalty if required.

The Company is Dependent on Key Personnel and Management

Due to the highly technical nature of the Company's business, having certain key personnel is essential to the manufacture and production process and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on the Company's future success or failure.

Moreover, the Company is dependent on the principal members of its management staff, the loss of any of whom could impair the development of the Company's products and projects. The Company's success will be largely dependent on the decisions made by members of management. Furthermore, the Company may depend on its ability to attract and retain additional qualified personnel to manage certain business interests. The Company may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits which may affect the working capital available for the Company's operation(s). Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. No assurance can be made that the Company will be able to obtain this needed assistance on reasonable terms.

The Company has Limited Assets

As of the date of this Prospectus, the Company has limited assets and will require significant capital to develop its business and sell its products.

The Company's Success will Depend on its Patent and Protection of its Proprietary Technology

The Company's success will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. To date, the Company has filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office pursuant to the Patent Cooperation Treaty. No assurance can be given that patents will issue from these applications or that, with respect to any patents, issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of the Company's technology or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of the Company's patents. In addition, no assurance can be given that any patent rights owned by the Company will not be

                                11

<Page >

challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages to the Company, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. The Company's business plan assumes that they will obtain comprehensive patent protection of its technologies. There can be no assurance that such protection will be obtained, or that, if obtained, it will withstand challenge. Furthermore, the possibility exists that the Company could be found to infringe on patents held by others. The Company may have to go to court to defend its patents, to prosecute infringements, or to defend itself from infringement claims by others.

Patent litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as the Company. There is no assurance that the Company will have sufficient resources to successfully prosecute its interests in any litigation which may be brought.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, THE SHARES OFFERED INVOLVE A CERTAIN DEGREE OF RISK. ANY PERSON CONSIDERING THE PURCHASE OF THESE SHARES SHOULD BE AWARE OF THESE AND OTHER FACTORS SET-FORTH IN THIS MEMORANDUM AND SHOULD CONSULT WITH HIS OR HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. THE COMPANY'S COMMON STOCK SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

                         USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Common Stock offered through this Prospectus by the Selling
Stockholders.

                DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock will not be determined by the Company but by market factors and the independent decisions of the Selling Shareholders.

                            DILUTION

The outstanding shares covered by this Prospectus and the shares of Common Stock covered by this Prospectus which are issuable upon the conversion or exercise of the Company's Convertible Debentures and warrants represent 26.93% of the Company's outstanding shares of common stock as of September 1, 1999.
As of September 1, 1999, 19,110,679 shares of the Company's Common Stock were issued and outstanding. The Company has also issued $380,000 worth of Convertible Debentures, convertible into Common Stock, and entered into an agreement to issue another $500,000 worth of Convertible Debentures (convertible under the same terms) following the Registration of the Common Stock with the Securities and Exchange Commission.

                                12

<Page >

In addition, the Company has issued out Warrants to purchase 600,000 shares of Common Stock, 350,000 at a price of $2.75 per share and 250,000 at a price of $3.312 per share. The Company has also issued out Options to purchase 1,365,000 of the Company's common stock at a price of $1.00 per share under the Company's Incentive Stock Option Plan dated March 23, 1999.

Depending on market conditions at the time of conversion, the number of shares issuable to the holders of the Convertible debenture could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. This will have the effect of diluting the interest of existing shareholders in the Company.

In addition, the exercise of the outstanding warrants and options would have the effect of diluting the interest of the existing shareholders of the Company's Common Stock.

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Company's Common Stock has been traded on the National
Association of Securities Dealers Over the Counter Bulletin Board system, under the symbol MWMD, since April 5, 1999. There can be no assurance that in the future the Common Stock will meet the continued listing qualifications of the Bulletin Board.

The following table sets forth for the periods indicated below the high and low sales prices per share of the Common Stock as reported by Bulletin Board since the stock began trading:


                                         HIGH              LOW
                                         ---- 		     ----
1999
First Quarter				     Not Trading*
Second Quarter 				     $2.00 		     $1.00
Third Quarter (through August 30, 1999)  $3.93 		     $1.75

*Trading of the Company's stock did not begin until Second Quarter
1999.

As of the close of business on September 1, 1999, the last reported sales price per share of the Company's Common Stock was $3.50.

There were 441 holders of record of the Company's Common Stock at the close of business on September 1, 1999. Such number does not include persons, whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

No cash dividends have been paid on the Company's Common Stock since the organization of the Company and the Company does not anticipate paying dividends in the foreseeable future. The Company currently intends to retain earnings for future growth and expansion opportunities.

                                13

<Page >

             SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides certain comparative financial data for the Company for the years 1996, 1997 and 1998 as well as the first six months of 1999. The information provided in this table is qualified by the more complete information contained in the Audited and Un-audited Consolidated Financial Statements provided later in this document.

All amounts shown below unless otherwise noted are in $1000s increments.

			6/99			1998		1997		1996
                  ----              ----        ----        ----
Total Revenue	0			0		0		0

Operating Income
(loss)	      (789)			(1221)	(1134)	(605)

Income (loss)
before Income
Tax Expense		(775)			1106		(1127)	(595)

Net Income
(loss)		(776)			433		(1252)	(467)

Income (loss)
per share	      $(.05)		$.03		$(.09)	$(.03)

Total assets	2189			1404		2539		2609

Current
portion of
notes Payable
and L/T debt	425			0		90		48

Notes payable
and L/T debt.
Less Current
portion		0			0		2330		1556

Total
Shareholder
Equity
(deficit)		1097			1198		(256)		996

Dividends
declared and	0			0		0		0
Paid


                     SELLING STOCKHOLDERS

The Common Stock offered hereby consist of (i) 2,386,750 outstanding shares of Common Stock which were issued upon conversion of Convertible Debentures sold by the Company in July 1999 through a private placement exempt under Rule 506 of Regulation D, (ii) approximately 2,159,260 shares issuable upon the conversion of the $880,000 in aggregate principal amount of convertible debentures, issued and contracted for by the Company (based upon the conversion price calculation as described in the Section on "Dilution" above, multiplied by 2.65 as required by the Registration Rights Agreement), and (iii) 600,000 shares of Common Stock issuable pursuant to the exercise of warrants issued or issuable to certain Selling Stockholders.

                                14

<Page >

The following table sets forth as of September 1, 1999, information regarding the beneficial ownership of the Company's Common Stock held by each of the Selling Stockholders who may sell the Common Stock pursuant to this Prospectus as of such date, the number of Shares pursuant to this Prospectus as of such date, the number of Shares offered hereunder by each such Selling Stockholder and the net ownership of shares of Common Stock, if all such Shares so offered are sold by each Selling Stockholder.

                               TOTAL NUMBER    TOTAL SHARES TO
                               OF SHARES TO    BE OWNED UPON
                               BE OFFERED FOR  COMPLETION
NAME OF SELLING  SHARES OWNED  SELLING         OF THIS
STOCKHOLDER	     PRIOR TO THIS SHAREHOLDERS    OFFERING    PERCENT
                 OFFERING(1)   ACCOUNT(2)                  OWNED(3)
---------------  ------------- --------------  ----------  --------
Austost Anstalt
  Schaan
Landstrasse 163
9494 Furstenweg,
Vaduz
  Leichtenstein    986,634       986,634	     0           5.16%

Balmore Funds SA
Trident Chambers
Road Town
Tortola, BVI       986,634       986,634       0           5.16%

Roseworth
  Group, Ltd
C/o Dr. Batliner
  & Partners
Aeulestrasse 74,
  FI - 9490
Vaduz
  Leichtenstein  1,404,034     1,404,034       0           7.35%

Markham Holdings
  Limited
Suite 7B & 8B
50 Town Range
Gibraltar          242,694       242,694       0           1.27%

High Octane
  Fund Ltd
HWR Services
Craigmuir
  Chamber
PO Box 71
Road Town,
Tortola BVI      1,065,608       765,608       0           5.58%

Strategic
  Group Ltd
Suite 41/42
  Victoria
  House
26 Main Street
PO Box 743
Gibraltar          255,203       255,203       0           1.34%

                                15

<Page >


Mark Hubbard
Suite 41/42
  Victoria House
26 Main Street
PO Box 743
Gibraltar          255,203       255,203       0           1.34%

JW Genesis
  Financial
  Services
  Corp.
599 Lexington
  Avenue,
27th Floor
New York,
  NY 10022         250,000       250,000       0           1.30%

------------------------------------------------------------------
(1) Except as otherwise noted, all shares or rights to these shares are beneficially owned and sole voting and investment power is held by the party named.
(2) Assumes that none of the Selling Stockholders sells shares of Common Stock not being offered hereunder or purchases additional shares of Common Stock.
(3) Based on 19,110,679 shares outstanding on September 1, 1999.

None of the Selling Shareholders have had a material relationship with the Company other than as a shareholder as noted above at any time within the past three years.

                       PLAN OF DISTRIBUTION

The Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the Common Stock in one or more transactions (which may involve block transactions) on the NASD Over-the-Counter Bulletin Board or on such other market on which the Common Stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the Common Stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Common Stock may also be sold pursuant to Rule 144.

The Selling Stockholders, or their respective pledgees, donees, tranferees or other successors in interest, may also sell the Common Stock directly to market makers acting as principals and/or broker/dealers, who may act as agent or acquire the Common Stock as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Common Stock, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. If applicable, the Selling Stockholders also may have distributed, or may distribute, shares to

                                16

<Page >

one or more of their limited partners which are unaffiliated with the Company; such limited partners may, in turn, distribute such shares as described above. There can be no assurance that all or any of the Common Stock offered hereby will be sold by the Selling Stockholders.

The Company is bearing all costs relating to the registration of the Common Stock, provided that any commissions or other fees payable to broker/dealers in connection with any sale of the Common Stock will be borne by the Selling Stockholders or other party selling such Common Stock. The Company has agreed to indemnify certain of the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Act, or to contribute to payments the Selling Stockholders, or their transferees or assignees, may be required to make in respect thereof.

The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Common Stock. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Act, it must comply with the Exchange Act, as amended, and will, among other things:

(a) not engage in any stabilization activities in connection with the Company's securities;

(b) furnish each broker/dealer through which Common Stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

(c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

             DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company has 100,000,000 authorized common shares with a par value of $0.001 per share of Common Stock, of which 19,110,679 are currently outstanding. In addition, there are approximately 2,159,260 common shares issuable upon the conversion of $880,000 in aggregate principal amount of convertible debentures, issued and contracted for (based upon the conversion price calculation as required in the Registration Rights Agreement), 600,000 shares of Common Stock issuable pursuant to the exercise of warrants issued to the Selling Stockholders, and 1,365,000 shares issuable upon the exercise of Employee Incentive Stock Option Agreements.

Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. There is no right to cumulative voting in the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Certificate of Incorporation.

Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation,

                                17

<Page >

dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

            INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Michael A. Cane of Cane & Company, Independent Counsel to the Company.

                          THE COMPANY

Investors are cautioned that forward-looking statements made herein are inherently uncertain. Actual performance and results may differ materially from those that are projected or suggested. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested may be identified from time to time in the Company's Securities and Exchange Commission filings and the Company's public announcements.

MW Medical, Inc. (the "Company") is in the business of designing and developing microwave technologies for dermatological applications through its wholly owned subsidiary, Microwave
Medical Corporation, a California Corporation ("MMC").    The
Company's products are in the developmental stage. The Company plans to market and sell its microwave technology products upon completion of this developmental stage.

Principal Services and Products

MMC is engaged in the development of proprietary technology relating to the use of microwave energy for medical applications. MMC has a patent pending entitled, "Method and Apparatus for Treating Subcutaneous Histological Features," which focuses on the application of microwave energy to the treatment of spider veins and for use in hair removal. The use of microwave for hair removal is based upon the selective heating of hair follicles while cooling the surface of the skin to protect the epidermis. MMC has used computer modeling and laboratory studies to optimize the system for hair removal. Studies have shown effectiveness in destroying follicles while maintaining the integrity of the skin surface. MMC completed Phase II clinical trials in June, 1998 on
its microwave system for hair removal.    Phase II clinical trials
consisted of a dose titration to establish safety and initial indications of efficacy. A total of 21 subjects were tested starting at a low dose in

                                18

<Page >

the first group of three subjects and gradually applying an increasing dose in each group of three subjects until the maximum tolerable dose was reached. Effectiveness was evaluated by following hair counts in the treated areas.

Phase III clinical trials for hair removal were completed in April 1999 to prove safety and efficacy in the use of the product. The Company then submitted the results to the FDA on Form 510-K on April 22, 1999. A determination of the Company's FDA application has not yet been made, and no assurance can be given that the FDA will approve the Company's application at any time in the future.

MMC's objective is to obtain FDA approval and complete its development of a microwave therapy system that incorporates the technology in the patent for the following applications:

(A)	The removal of unwanted hair for cosmetic purposes

Unwanted hair is a common dermatological and cosmetic problem. There is an increasing demand for hair removal, which thus far has not been well addressed by current technologies. MMC has been able to demonstrate that microwave technology is a safe, effective and feasible solution for hair removal in its Phase II and III clinical trials.

(B)	The treatment of Telangiectasia, or, spider veins

Spider veins are thread-like red to purplish veins that stem from a network of small veins just below the surface of the skin. Spider veins develop more predominantly on the legs and faces of women. These are usually caused by the female hormone estrogen. At this time, injection (sclerotherapy) and lasers are the predominant treatments for this condition.

Research and Development

MMC began its research and development program in April 1996 while a subsidiary of Dynamic. The research and development program included computer modeling, laboratory studies and pre-clinical studies which led to the development of the prototype microwave system that is now in clinical trials for hair removal, and will soon be in clinical trials for spider veins. P&H supported the technical development of MMC's prototype system. With the sale of the business of P&H to Microwave Communications Corp. ("Microwave") on May 6, 1998, Microwave agreed to provide the technical, management and office support related to microwave services to MMC through April 1, 1999. This agreement was arranged by the Company as part of the sale of the business of P&H in order to ensure that there would be no interruption to the development of the prototype machines for MMC.

MMC currently plans to launch its microwave system(s) for hair removal by the end of the fourth quarter of 1999 (subject to obtaining FDA approval). The Company has three working prototype systems that are currently being used in clinical trials in the U.S. Regulatory approval is not anticipated prior to the fourth Quarter of 1999. MMC has an arrangement with ETM Industries, Inc. whereby ETM will develop a microwave power amplifier to deliver microwave pulses

                                19

<Page >

according to MMC's specifications.  The industrial design of the clinical prototypes was completed by Sonos, Inc. of Huntington Beach, California. The Company will also use Sonos, Inc. for design
and limited production of the final unit.   MMC intends to contract
with outside vendors for the microwave generator, the wave guide transmission line, the components of the applicator, the micro-controller and other components of MMC's microwave system.
MMC or a designated GMP (Good Manufacturing Practice) facility will be responsible for the final assembly and quality control.

Competition and Marketing

The Company intends to market its proprietary microwave technology in the cosmetic dermatology market. In recent years, there has been a substantial upsurge in the demand for non surgical cosmetic procedures in the treatment of spider veins and removal of hair. Market interest has been largely fostered by the introduction of laser technology for use in cosmetic dermatology.

MMC plans to compete primarily with laser devices in North America and the European Community. MMC's competitive advantage is expected to be based on price, safety and effectiveness. The end user price is expected to be in the range of $95,000 to 100,000, which is 25 to 35 percent below the current cost of the equivalent laser systems. In addition, laser technology cannot be applied well in individuals with dark skin (for either spider veins or hair removal) and does not effectively cause hair removal in individuals with light colored hair. These limitations are the result of absorption of laser energy by specific pigments in the skin and hair. In addition, the efficacy of laser systems for spider veins is sub-optimal, in most cases requiring 3 to 5 treatments to achieve an acceptable clinical response. Based upon the Company's clinical studies to date, microwave technology is not expected to have these limitations.

The Company's principal competitors are Candela Corporation and ESC Medical Systems Ltd. Both Companies sell, among other things, laser systems used for hair removal and the treatment of spider veins.

The market strategy will be specific to the geographic area in which the product is being introduced. MMC will focus on two marketing strategies: (1) selling or leasing the product to physicians and other health-care practitioners, and (3) fee sharing in which MMC will pre-finance the product and take some percentage of the revenue generated through the use of the product. MMC plans to use distributors in each major geographic area who will take over the sales and service of the product. The Company has not yet entered into any formal agreements with any distributors, but expects to complete distribution agreements before the end of the fourth quarter of 1999.

The primary customer will be physicians and other healthcare practitioners specializing in cosmetic surgery and dermatology.
In the U.S. alone, it is estimated that there are approximately 25,000 cosmetic surgeons and dermatologists. In addition, other physician specialists such as family practitioners, gynecologists, and surgeons have incorporated cosmetic dermatology into their practices.

The world wide market for the treatment of spider veins and hair removal is estimated to be $5 billion. New technologies will make up 25% of this market through the year 2002.

                                20

<Page >


MMC concentrates marketing and sales efforts in the United States, Canada and the European Community. The Company will apply to the appropriate regulators for all three markets. The commencement of the product shipments in the United States is conditional on FDA approval. In all markets, MMC will apply for approval with regard to hair removal and spider veins.

Depending on end user and region, MMC is preparing three kinds of marketing strategies. The strategy for the market launch is determined by the possibility of rapid growth and cash flow. Sales in MMC will depend on the respective marketing strategy.

FDA Approval Process

The Process of obtaining and maintaining FDA approval for the marketing and sale of a product like the one designed by the Company has two aspects: (1) obtaining approval for the products use; and (2) complying with Good Manufacturing Practices by establishing quality controls, operating procedures and technical documentation, among other aspects of the manufacturing process.

Step by step, the process of obtaining FDA approval occurs generally as follows:

1. The applicant goes through laboratory and pre-clinical studies and testing;

2. The applicant submits an application to conduct human clinical trials with an Institutional Review Board ("IRB"). The IRB reviews the application and can grant the applicant the right to start human clinical trials. Alternatively, the IRB can require the applicant to apply to the FDA and obtain an exemption to do trials if it determines that the planned device creates a significant risk to human subjects.

3. If the applicant is granted the right to begin human clinical trials, it does so in phases. The first phase usually involves a safety study on normal individuals. Data is obtained and submitted to the IRB with other documentation to get approval to do Phase II studies. Phase II studies involve small groups of patients who are treated. The device/system is tested for safety and effectiveness. The data that is collected is again submitted to the IRB with a request to go to Phase III clinical studies. If the application is approved, Phase III clinical studies are begun on a larger group of patients. Safety and efficacy are tested more extensively and over multiple centers for more detailed analysis.

4. If the results of these clinical studies justify, the applicant can file an application with the FDA. The FDA has two basic means of making an application. A Pre-Market Approval Process and the Substantial Equivalence Application ("510(k) Filing"). A Pre-Market Approval Process is a full application process, while a 510(k) filing is a relatively short application process in which the applicant attempts to show that the device for which it seeks approval is substantially equivalent to an existing device already approved by the FDA. This application is given to a reviewer who has the opportunity to request clarification as to issues in the application and eventually provide formal clearance for the use and sale of the devise (or a rejection of the application). As noted above, even after clearance of a devise, the manufacturer must still satisfy the GMP requirements.

The Company has completed all three Phases of clinical trials and has applied to the FDA with a 510(k) application. This application is in the process of being reviewed. No final determination,

                                21

<Page >

however, has been made by the examiner, and no assurance can be given that once his investigation is completed the examiner will approve this application.

In addition, even if clearance is obtained, the devise must satisfy electronic safety and emissions requirements as set by IEC 60601-1 to be sold in the US and Europe. As the Company has not yet built its production device, no testing has been, as yet, done to determine if the machine meets this standard. Upon completion of the device, the Company will submit it to a certified testing laboratory for a determination that it meets these requirements. The test data obtained from this will be incorporated into a technical file and submitted to a "Notified Body" in the European Market to review and issue a CE mark designating approval (assuming the device has passed the test). Once obtained the Company will be able to market and sell its machine as planned.

Note that no assurance can be given that such approval will be obtained upon this application.

Employees

The Company's six employees consist of its President, Vice President of Sales, Director of Sales, N.A., and a Secretary/Financial Officer, an electrical/microwave engineer and a microwave technician. By the end of 1999, the research and development division of MMC is expected to increase to four full-
time employees.   Expansion will coincide with the Company's
product rollout. Manufacturing and assembly will be conducted by third parties under the supervision of MMC. Sales, marketing and administration is anticipated to add approximately 5 new employees by the end of Fourth Quarter 1999 to coincide with the Company's product release and anticipated regulatory approval. None of the employees of the Company or its subsidiaries are subject to collective bargaining agreements, nor have they been on strike, or threatened to strike, within the past three years. The Company and its subsidiaries have no supplemental benefit or incentive arrangements with their employees other than health insurance coverage.

Patents and Trademarks

The success of the Company substantially depends upon its proprietary microwave technology for use in cosmetic dermatology. MMC has a patent pending entitled, "Method and Apparatus for Treating Subcutaneous Histological Features," which focuses on the application of microwave energy to the treatment of spider veins
and for use in hair removal.   The Company has no other patent,
trademark or intangible property.

Research and Development Expenditures

During the 1997 and 1998 fiscal years, the following amounts were spent by MMC on research and development activities:




                  Year Ended               Year Ended
                  December 31, 1997        December 31, 1998

MMC               $ 1,057,759              $ 569,738

                                22

<Page >

Note that part of these expenditures were expended while MMC was a subsidiary of Dynamic. The Research and Development costs for P&H is incorporated into the discontinued operations category in the Financial Statements.

Subsidiaries

Because the Company acts only as a holding company for P&H and MMC, all of the information for each of these entities is listed throughout this Prospectus. The subsidiaries' financial information is included in the consolidated financial statements attached hereto. The Company did not come into existence until December 1997, while the subsidiaries were in existence for all of 1997. P&H and MMC have maintained separate operations and financial reporting, both prior and subsequent to the spin-off of the shares of the Company by Dynamic.

Description of Property

The Company leases space on a rent-free basis at 6955 E. Caballo
Dr., Paradise Valley, AZ 85253., and MMC's offices are located at
65 W. Easy St., Suite 104, Simi Valley, CA 93063.

Corporate Organization

The Company is a Nevada corporation and was incorporated as a subsidiary of Dynamic Associates, Inc. ("Dynamic") on December 4, 1997. On February 26, 1998, the Company entered into a Contribution Agreement (the "Contribution Agreement") with Dynamic in which the Company issued 14,223,929 of its common shares to Dynamic in consideration for:

(a) all of the issued and outstanding shares of P&H Laboratories, Inc., a California corporation ("P&H");

(b) all of the issued and outstanding shares of MMC and shareholders loans to MMC in the amount of $2,169,806; and

(c) the agreement of Dynamic to pay to the Company a total of $200,000. The obligation of Dynamic to pay the sum of $200,000 is evidenced by a promissory note dated February 26, 1998 (the "Promissory Note"). Dynamic made a payment of $50,000 toward this obligation in March of 1999, making the current principal amount of the debt $150,000.

Dynamic then spun-off all shares of the Company issued pursuant to the Contribution Agreement to the shareholders of Dynamic by a distribution completed on March 11, 1998 (the "Distribution"). Each shareholder of Dynamic received one common share of the Company for each common share of Dynamic held by the shareholder. The shares of the Company distributed by Dynamic constituted all of the issued and outstanding shares of the Company at the time.

As subsidiaries of Dynamic, each of MMC and P&H had been in the microwave technologies business for approximately 2 years. MMC commenced its business as a subsidiary of Dynamic in September, 1995. Dynamic acquired a 50% interest in P&H in January, 1996. Dynamic acquired the remaining 50% of P&H in September, 1997.

                                23

<Page >

The Company sold the business of P&H pursuant to an asset purchase and sale agreement dated March 9, 1998 (the "P&H Sale Agreement") between P&H and Microwave Communication Corporation, a California corporation ("Microwave"). Under the P&H Sale Agreement, the Company, through P&H agreed to sell to Microwave all of the assets of the business of P&H as a going concern. The sale of assets by P&H to Microwave was completed on May 6, 1998. The following consideration was received by the Company on closing:

(a) cash consideration of $160,943;

(b) a promissory note issued by MCC/ Ferro Systems, Inc., a subsidiary of Microwave, whereby MCC/Ferro agreed to pay to P&H the sum of $250,000 on August 1, 1998 and the sum of $243,125 on March 31, 1999 (the "MCC/Ferro Promissory Note"). P&H has assigned this note to the Company;

(c) the agreement of Microwave to provide to MMC 1200 hours of microwave related services for the period to April 1, 1999, subject to a maximum of 100 hours per month;

(d) office space for the business of MMC at MCC/Ferro's facility in Simi Valley, California until February 28, 1999.

The obligations of MCC/Ferro under the MCC/ Ferro Promissory Note are secured by a general security agreement against the assets of MCC/Ferro and the guarantee of Microwave. The general security agreement is subordinated to a bank financing arranged by MCC/Ferro to pay-out P&H's bank financing and pay the amounts under the MCC/Ferro Promissory Note.

Prior to disposition of its business, P&H was involved in the business of manufacturing microwave components and subsystems for the communications and aerospace industries. The devices included isolators, circulators, power monitor devices, filters, diplexers, switching diplexers, multi-junction circulators, microwave subsystems and integrated packages and subsystems. P&H is currently inactive as a result of the sale of the assets comprising its business.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

The Company's products are in the development stage. The Company plans to market and sell its microwave technology products upon completion of the development stage.

Default on Note Payment by Purchaser of P&H

As noted above, the Company has sold the business of P&H pursuant to an asset purchase and sale agreement dated March 9, 1998. As part of the consideration for this sale, the Company took back a promissory note from MCC/ Ferro Systems, Inc. to pay to P&H the sum of $250,000 on August 1, 1998 and the sum of $243,125 on March 31, 1999. P&H has assigned the note to the Company.

The payment on this note was not received on March 31, 1999 as promised. The Company has recorded an allowance for doubtful accounts of $60,000 and extended the repayment terms. MCC is to make monthly payments of $15,000 including interest at 8% beginning in July on the principal

                                24

<Page >

balance of $243,125. MCC is currently in default of it's July and August payments under this revised agreement and the Company currently plans to aggressively pursue collection of this debt.

Liquidity And Capital Resources

As a subsidiary of Dynamic, MMC had net losses equal to $595,318 for the year ended December 31, 1996 and $1,127,675 for the year ended December 31, 1997. The losses were funded by Dynamic. The Company is now responsible for financing MMC independently of Dynamic. The Company does not, however, have any debt owing to Dynamic as a result of the spin-off.

The Company has applied and will apply the proceeds from the disposition of the microwave technologies business owned by P&H to fund MMC. The Company will also apply funds realized from the promissory note executed by Dynamic in favor of the Company to fund MMC. The Company began an offering of 2,500,000 shares of stock in June, 1998 which was completed in parts with the sale of 1,500,000 common shares in October, 1998 at a price of $0.75 per share for gross proceeds of $1,125,000, the sale of 300,000 shares in March of 1999 at a price of $0.75 per share for gross proceeds of $225,000 and the sale of the remaining 700,000 shares in June of 1999 at a price of $0.75 per share for gross proceeds of $525,000. The Company has paid a commission of 10% of the gross proceeds in connection with completion of this financing.

As of June 30, 1999, the Company had $918,002 in cash and cash equivalents. During the six months ended June 30, 1999, the Company received cash of $750,000 and incurred capital raising costs of $75,000 in connection with the sale of 1,000,000 shares of the Company's common stock. These shares were sold pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. Loss per share from research operations, general and administrative expenses and depreciation and amortization was $.05.

Subsequent to June 30, the Company raised $3 million from the sale of 8% convertible debentures due July 31, 2000 to a number of investor/purchasers sold pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933. Under the Purchase Agreement for these convertible debentures, the purchasers obtained warrants for the purchase of 350,000 shares of the Company's common stock at a price of $2.75 per share, and certain registration rights. Certain of the purchasers also agreed to purchase an additional $500,000 of the convertible debentures following registration of the securities.
A large number of the purchasers exercised their option to convert their debentures into common stock shortly after purchase.

Results Of Operations

The financial statements for 1999 present the combined activities of the Company and MMC.

The financial statements for 1998 present the combined activities of the Company, MMC, and P&H (for the first quarter only).

First Six Months Fiscal 1999 Compared With First Six Months Fiscal
1998

During the six months ended June 30, 1999, the management of the Company received $210,000. The President received $72,000, the
Chairman received $90,000 and the Secretary/Treasurer received
$48,000.

                                25

<Page >

Net loss for the six months ended June 30, 1999 was $775,975 compared to income of $1,185,495 for the same period in 1998. The income generated in 1998 was due to the cancellation of its $2 million debt from MMC's former parent company, Dynamic.

General and administrative expenses for the six months ended June
30, 1999 were $477,320 compared to $87,304 for the same period in 1998. In 1999, the Company has been assembling key executives for growth.

Research and development expenses were $262,151 for the six months ended June 30, 1999 compared to $351,940 for the same period in 1998. R&D cost were higher in 1998 due to the additional testing site of the Company's German subsidiary.

Depreciation and amortization expenses for the six months ended
June 30, 1999 were $49,344 compared to $50,564 for the same period in 1998.

Fiscal 1998 Compared to Fiscal 1997

The Company experienced an operating loss of $1,221,065 for the year ending December 31, 1998. This is a slight increase over the loss experience by the Company of $1,133,549 in 1997. The Gross Profit for 1998 and 1997 was $0, however, in 1998 the Company had net income before taxes of $1,106,167 versus a loss of $1,126,875 for the previous year. This income was the result of the spin-off from Dynamic, the forgiveness of the debt owed to Dynamic, the contribution agreement and other miscellaneous interest income.

Research and development costs shown on the statements of operations relate to costs incurred by Microwave Medical Corp. and MMC GmBH. In 1998, Research and Development was $569,738 compared to $1,057,759 in 1997. These R&D expenses declined as a result of closing the German testing facility and concentrating all of these operations at the US facility. In 1998, the majority of the research was in the clinical trials and less on the development of the product.

The sales, general and administrative expenses increased to $554,979 in 1998 from $0 in 1997. This increase is attributed to the addition of administrative personnel made necessary after the sale of P&H.

The Company reported net interest/expense income, bad debts, miscellaneous income of $2,327,232 for 1998, compared to $6,674 for 1997. This is due primarily to the forgiveness of the Dynamic Debt in the amount of $2,169,807.

Working capital was $969,072 at December 31, 1998 compared to $1,329,692 at December 31, 1997. The decrease is mainly from the sale of the net assets of P&H.

Comparison of Fiscal 1997 with Fiscal 1996

Depreciation and amortization expense was $75,790 for 1997 compared to $15,941 for 1996. The increase is due to the fact that the Company had more equipment in service in 1997.

                                26

<Page >

Research and development expense was $1,057,759 in 1997 compared with $588,915. The increase is due to the fact that the Company was conducting research in Germany as well as in the U.S. in 1997 and greatly expanded its research activities in 1997.

The loss from operations of P & H was $124,803 in 1997 compared with income from those operations in 1996 of $128,409. The decline in operations in 1997 was a major factor in the Company's decision to sell the operations of P & H in early 1998.

Note that MW Medical did not have any operations until 1998 and that the information provided above is therefore a reflection of the operations of its subsidiaries under their former parent, Dynamic Associates, Inc.

Impact of the Year 2000 Issue

The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results. The extent of the potential impact of the Year 2000 problem is not yet known, and if not timely corrected, it could affect the global economy. The Company believes that its computer programs are Y2K compliant and does not expect to be adversely affected by the issue. The Company is presently identifying and assessing the year 2000 readiness of its key suppliers that we believed to be significant to the Company's business operations. At this point in time, the Company one possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and are unable to provide materials and services to the Company on time.

                          MANAGEMENT

The following information sets forth the names of the officers and directors of the Company, their present positions with the Company and its subsidiaries, and some brief information about their background.

MW Medical, Inc. and Microwave Medical Corporation

Name			Age		Office(s) Held

Jan Wallace		43		Director, President
Grace Sim		38		Secretary, Treasurer, Director

Jan Wallace was President, Chief Executive Officer and Director of
the Company at its inception in December, 1997.   Ms. Wallace
resigned as President and Chief Executive Officer effective October 1, 1998 and then was re-appointed on July 9, 1999 after the resignation of former President Paul Banko. Ms. Wallace has been employed by Dynamic since April 1995, when she was elected to the Board of Directors and accepted the position of Chief Operating Officer. She is currently a director and the President of Dynamic. Ms. Wallace was previously Vice President of Active Systems, Inc. a Canadian Company specializing in SGML Software, an ISO standard, in Ottawa, Ontario for the period from 1993 to 1994. Prior to that she was President and Owner of Mailhouse Plus, Ltd., an office equipment distribution company which was sold to Ascom Corporation. She

                                27

<Page >

has also been in management with Pitney
Bowes-Canada and Bell Canada where she received its highest award in Sales and Marketing. Ms. Wallace was educated at Queens
University in Kingston, Ontario and Carleton University, Ottawa,
Ontario in Political Science with a minor in Economics.

Grace Sim has been the Secretary/Treasurer of Dynamic Associates, Inc. since October 10, 1997 and of MW Medical, Inc. since its inception in December 1997. Ms. Sim joined Dynamic in January 1997. Prior to joining Dynamic, Ms. Sim owned Sim Accounting, an accounting consulting company in Ottawa, Ontario, Canada. Between 1993 and 1994, she worked as the controller with Fulline, an office equipment company and with Mailhouse Plus Ltd. between 1990 and 1992. Ms. Sim received her Bachelor of Mathematics with honors from the University of Waterloo in Waterloo, Ontario.

On July 9, 1999, Paul Banko resigned as President, director and
CEO of the Company and on August 31, 1999, Robert Spertell, resigned as the Company's Chief Scientist. Mr. Spertell was subsequently retained by the company as a consultant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND MANAGEMENT

The following table sets forth, as of August 31, 1999, the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the Company's Common Stock outstanding as of such date and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

                Name and address    Amount of             Percent
Title of class  of beneficial owner beneficial ownership  of class*
--------------  ------------------- --------------------  ---------
Common Stock    Jan Wallace         500,000(1)            2.62%
                (Chairman)
                6955 E. Caballo Dr.
                Paradise Valley,
                AZ 85253

Common Stock    Grace Sim           50,000(2)             0.26%
                (Secretary/
                 Treasurer)
                6955 E. Caballo Dr.
                Paradise Valley,
                AZ 85253

Common Stock    All Officers and
                Directors           550,000               2.88%
                as a Group
                (2 persons)
------------------------------------------------------------------
* Based on 19,110,679 shares of Common Stock outstanding as of September 1, 1999.
(1) Ms. Wallace also holds stock options to purchase 400,000 shares at a price of $1.00.
(2) Ms. Sim also holds stock options to purchase 200,000 shares at a price of $1.00.

Warrants

There are 600,000 warrants to purchase securities of the Company outstanding. 350,000 of these warrants are exercisable at a price of $2.75 per share on or prior to the close of business on July
30,

                                28

<Page >


2002. The remaining 250,000 warrants are exercisable at a price of $3.312 per share at any time prior to 5:00 pm New York
City Time on July 20, 2004.

Options

The Board has adopted an Incentive Stock Option Plan providing for the issuance of up to 2,500,000 shares of the Company's common stock to its directors, officers, consultants, and employees, and is in the process of obtaining the necessary shareholder approval to initiate the Plan. Currently there are options issued to purchase 1,365,000 shares of the Company's stock through this Stock Option Plan.

Convertible Debentures

On July 20, 1999, the Company sold $3,000,000 worth of convertible debentures. $2,620,000 of these debentures were converted between July 21, 1999 and July 23, 1999, leaving $380,000 in debentures still outstanding. These remaining debentures are convertible by their holders (the Selling Shareholders) at a price determined by the following formula:

(a)	the principal amount of the Debenture or any portion
thereof, together with accrued but unpaid interest;

(b)	multiplied by a price for each share of Common Stock
equal to the lower of (1) 75% of the Market Price at the Conversion Date, or (2) $2.75. The term "Market
Price" means the average of the three lowest closing bid prices on the Principal Market (as reported by Bloomberg L.P.) of the Common Stock on any Trading Day during the twenty-two (22) Trading Day period ending on the Trading Day immediately prior to the date upon which the Market Price is to be determined; but -

(c)	the Conversion Price may not be less than $0.75, if all
of the following conditions are satisfied: (1) a Registration Statement is effective for the Common
Stock; (2) the Common Stock has been traded (since the effective date of the Registration Statement) for thirty (30) consecutive Trading Days with an average daily volume of 140,000 shares at a volume-weighted average price (as shown on the Bloomberg AQR function) of at least 150% of the closing bid price on the first
Closing Date, and (3) the Company's microwave hair removal product has received written FDA approval; and

(d)	the minimum Conversion Price will be increased if the
foregoing conditions continue to be met and any or all of the following conditions are met: (1) the Company's most recent timely filed Form 10-Q or QSB shows net revenues for the quarter of at least $10,000,000 (the minimum Conversion Price would then be increased by $0.25); (2) the Company's most recent timely filed
Form 10-K or KSB shows net revenues for the fiscal year of at least $50,000,000 (the minimum Conversion
Price would then be increased by $0.35); (3) the Common Stock has traded (since the effective date of the Registration Statement) for thirty (30) consecutive Trading Days with an average daily volume of 250,000 shares (the minimum Conversion Price would then be increased by $0.25).

                                29

<Page >

In addition, there are $500,000 worth of Convertible Debentures under an agreement of sale to two investors. These Debentures, once issued, will be convertible under the same formula as described above.

Public Market

The Company's shares are currently trading on the OTC Bulletin
Board under the stock symbol MWMD.

Registration Rights

The holders of the Company's common stock, warrants and convertible debentures have the right to require the Company to register their common shares pursuant to the Securities Act of
1933.   These rights are evidenced by a registration rights
agreement and is the sole reason for the Company's filing of this S-1 registration statement on behalf of the Selling Shareholders. The Registration Rights Agreement, attached hereto, provides in part, that the Company is obligated to register all the warrant shares it has issued to investors, along with all the shares that have been issued to parties exercising their right of conversion as holders of the Convertible Debentures and 265% of the shares that could be issued as a result of the conversion of any as yet unconverted Convertible Debentures at the Conversion Price in effect on the Closing Date. Under this Registration Rights Agreement, a registration statement must be filed with the SEC within 45 days of the Closing Date and such Registration Statement must become effective within 105 days from the Closing Date (or five (5) days of clearance by the Commission to request effectiveness). Failure to meet these deadlines or to maintain the registration statement as effective will create potentially severe penalties for the Company, including the requirement to pay liquidated damages to the purchasers of the Convertible Debentures of three percent (3%) of the aggregate market value of shares of Common Stock purchased from the Company (including the Conversion Shares which would be issuable upon conversion of the Convertible Debentures on any date of determination, until such Registration Statement has been declared effective. For full details regarding the rights and obligations of the Company and the Purchasers of the Convertible Debentures, please see the Registration Rights Agreement and Convertible Debenture and Warrants Purchase Agreement, attached hereto and made part hereof by this reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

None of the directors or officers of the Company, nor any proposed nominee for election as a director of the Company, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company, nor any promoter of the Company, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the date of the Company's incorporation or in any presently proposed transaction which, in either case, has or will materially affect the Company, except as provided herein.

During 1998 $36,000 was paid to the Company's President, and $150,000 was paid or accrued to the Chairman and $80,000 was paid or accrued to the Secretary/Treasurer.

In 1999, the Company's Former President received $12,000 monthly, the Chairman $15,000 monthly, and the Secretary $8,000 monthly.

                            Annual Compensation Table

                 Annual Compensation      	   Long Term Compensation
                                          Other  Restricted              All
                                          Annual Stock  Options/*  LTIP  Other
Name        Title	   Year Salary    Bonus Comp.  Awarded SARs (#)payouts($)Comp

Jan Wallace Chairman 1998 $150,000(1) $  0      0	0	0	   0	    0
Director

Paul E. 	President1998 $ 36,000(2) $  0      0	0  	 0	   0      0
Banko,CEO

Grace Sim  	Director 1998 $ 80,000(3) $  0	0	0	 0	   0	    0
Secretary/Treasurer

(1)Includes $86,393 accrued at 12/31/98.
(2)for October 1, 1998 to December 31, 1998
(3)Includes $45,569 accrued at 12/31/98.

In March 1999, the Company granted 400,000 options to Paul E. Banko, 400,000 to Jan Wallace, and 200,000 to Grace Sim. The options allow the holders to purchase common shares of the Company for $1.00 per share. 50% of the options are exercisable immediately and 50% require a one year waiting period. A number of other employees were granted options on the same terms. Subsequently, Paul Banko resigned and an agreement was reached in which he retained only 200,000 of his original 400,000 options.

The Company's policy regarding related transactions requires that any director or officer who has an interest in any transaction to be approved by the board of directors of the Company disclose the presence and the nature of the interest to the board of directors prior to any approval of the
transaction by the board of directors.   The transaction may then be approved
by a majority of the disinterested directors, provided that an interested director may be counted in the determining the presence of a quorum at the meeting of the board of directors to approve the transaction. The Company's policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.

                          LEGAL MATTERS

The Company is not a party to any material legal proceedings and to the Company's knowledge no such proceedings are threatened or contemplated. The Company is, however, a party in a legal proceeding in Northern California based on a breach of certain promissory notes by and against Microthermia Corporation. Settlement discussions in that matter are currently in process and a settlement agreement has been drafted by the parties.
Management believes that such litigation will not have a material impact on the business of the Company.

                                31

<Page >


                             EXPERTS

The consolidated balance sheet of MW Medical, Inc. as of December 31, 1998 and the consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule for the years ended December 31, 1998, appearing in this Prospectus and Registration Statement, have been audited by Smith and Company, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

                                32

<Page >

                      INDEX TO FINANCIAL STATEMENTS

(a) The following financial statements, financial statement schedules and supplementary date are included:

F-1  Independent Auditor's Report

F-2  Consolidated Balance Sheets - December 31, 1998 and 1997

F-3  Consolidated Statements of Operations  -  Years  Ended
December 31, 1998, 1997, and 1996.

F-4  Consolidated Statements of Changes in Stockholders' Equity -
Years Ended December 31, 1998, 1997 and 1996.

F-5   Consolidated Statements of Cash Flows  - Years Ended
December 31, 1998, 1997, and 1996.

F-6   Notes to Consolidated Financial Statements

                                31

<Page >

(b) Un-audited Consolidated Financials Prepared by Management for the first six months of 1999:

F-14   Consolidated Balance Sheets - June 1999

F-15   Consolidated  Statements  of  Operations  --  June 1999

F-16   Consolidated  Statements  of Cash  Flows  --  June 1999.

                                33
<Page >

                                 SMITH & COMPANY
                          A PROFESSIONAL CORPORATION OF
                          CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF:                                  10 WEST 100 SOUTH, SUITE 700
AMERICAN INSTITUTE OF                        SALT LAKE CITY, UTAH 84101
     CERTIFIED PUBLIC ACCOUNTANTS            TELEPHONE:       (801) 575-8297
UTAH ASSOCIATION OF                          FACSIMILE:       (801) 575-8306
     CERTIFIED PUBLIC ACCOUNTANTS            E-MAIL: smith&co@smithandcocpa.com
----------------------------------------------------------------------------



                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
MW Medical, Inc.

We have audited the accompanying consolidated balance sheets of MW Medical, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MW Medical, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations, changes in stockholders' equity, and their cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.

                                                       Smith & Company
                                                    CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
March 12, 1999

                        MW MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                                         December 31,
                                                                                                   1998                1997
                                                                                             -----------------  ------------------
ASSETS
         CURRENT ASSETS
              Cash and cash equivalents                                                      $         890,283  $          387,982
              Accounts receivable (less allowance for doubtful accounts of
                $0 in 1998 and $20,000 in 1997)                                                              0             559,783
              Receivable - former parent                                                               200,000                   0
              Receivable - P&H sale (less allowance for doubtful accounts of
                $60,000) (Note 15)                                                                      21,625                   0
              Other receivables                                                                          2,000              19,824
              Inventories (Note 2)                                                                           0             809,977
              Prepaid expense and other current assets                                                  61,282              17,829
              Deferred tax benefit (Note 8)                                                                  0                   0
                                                                                             -----------------  ------------------
                                                                      TOTAL CURRENT ASSETS           1,175,190           1,795,395

         PROPERTY, PLANT, & EQUIPMENT (Note 4)                                                          67,392             693,283

         OTHER ASSETS
              Deposits                                                                                       0              21,705
              Receivable - P&H sale (Note 15)                                                          161,500                   0
              Organization Costs (Note 2)                                                                  400              28,440
                                                                                             -----------------  ------------------
                                                                                                       161,900              50,145
                                                                                             -----------------  ------------------

                                                                                             $       1,404,482  $        2,538,823
                                                                                             =================  ==================

LIABILITIES & EQUITY (DEFICIT)
         CURRENT LIABILITIES
              Accounts payable                                                               $          70,766  $          227,587
              Accrued expenses                                                                           1,038             147,667
              Accrued expenses - related parties (Note 13)                                             132,714                   0
              Current portion of long-term debt (Note 7)                                                     0              90,449
              Income taxes payable (Note 8)                                                              1,600                   0
                                                                                             -----------------  ------------------
                                                                 TOTAL CURRENT LIABILITIES             206,118             465,703

         Payable - former parent (Note 6)                                                                    0           1,999,806
         Long-term debt (Note 7)                                                                             0             329,808
         Deferred income tax (Notes 2 and 8)                                                                 0                   0
                                                                                             -----------------  ------------------
                                                                                                             0           2,329,614
                                                                                             -----------------  ------------------
                                                                         TOTAL LIABILITIES             206,118           2,795,317

         Commitments and contingencies (Note 9)                                                              0                   0

         STOCKHOLDERS' EQUITY
              Common Stock $.001 par value:
                Authorized - 100,000,000 shares
                Issued and outstanding 15,723,929 shares (14,223,929 in 1997)                           15,724              14,224
              Additional paid-in capital                                                             1,055,997              35,876
              Retained earnings (deficit)                                                              126,643            (306,594)
                                                                                             -----------------  ------------------
                                                      TOTAL STOCKHOLDERS' EQUITY (DEFICIT)           1,198,364            (256,494)
                                                                                             -----------------  ------------------

                                                                                             $       1,404,482  $        2,538,823
                                                                                             =================  ==================



                                       F-2
See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                          Year ended December 31,
                                                                                1998               1997                1996
                                                                         -----------------   -----------------  ------------------
Net sales                                                                $               0   $               0  $                0
Cost of sales                                                                            0                   0                   0
                                                                         -----------------   -----------------  ------------------

                                                           GROSS PROFIT                  0                   0                   0

Selling and General & administrative expenses                                      554,979                   0                   0
Depreciation and amortization                                                       96,348              75,790              15,941
Research and development (Note 2)                                                  569,738           1,057,759             588,915
                                                                         -----------------   -----------------  ------------------
                                                                                 1,221,065           1,133,549             604,856
                                                                         -----------------   -----------------  ------------------

                                                   NET OPERATING (LOSS)         (1,221,065)         (1,133,549)           (604,856)

OTHER INCOME (EXPENSE)
     Interest income                                                                17,425               6,674              10,338
     Debt cancellation - former parent (Note 6)                                  2,169,807                   0                   0
     Bad debts                                                                     (60,000)                  0                   0
     Fee - former parent                                                           200,000                   0                   0
                                                                         -----------------   -----------------  ------------------
                                                                                 2,327,232               6,674              10,338
                                                                         -----------------   -----------------  ------------------

Income (loss) from continuing operations before income taxes                     1,106,167          (1,126,875)           (594,518)
INCOME TAX EXPENSE (Note 8)                                                            800                 800                 800
                                                                         -----------------   -----------------  ------------------

                                               NET INCOME (LOSS) BEFORE
                                                DISCONTINUED OPERATIONS          1,105,367          (1,127,675)           (595,318)

DISCONTINUED OPERATIONS
     Operations of subsidiary sold 4/1/98                                         (194,268)           (124,803)            128,409
     Sale of net assets of subsidiary                                             (477,862)                  0                   0
                                                                         -----------------   -----------------  ------------------
     Loss from discontinued operations                                            (672,130)           (124,803)            128,409
                                                                         -----------------   -----------------  ------------------

                                                      NET INCOME (LOSS)  $         433,237   $      (1,252,478) $         (466,909)
                                                                         =================   =================  ==================

Net income (loss) per weighted average share - continuing operations     $             .08   $            (.08) $             (.04)
Net income (loss) per weighted average share - discontinued operations                (.05)               (.01)                .01
                                                                         -----------------   -----------------  ------------------

                                                                         $             .03   $            (.09) $             (.03)
                                                                         =================   =================  ==================

Weighted average number of common shares used to
     compute net income (loss) per weighted
     average share                                                              14,462,285          14,223,929          14,223,929
                                                                         =================   =================  ==================



                                       F-3
See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)




                                                                   Common Stock              Additional
                                                                  Par Value $.001              Paid-in          Retained
                                                            Shares           Amount            Capital          Earnings
                                                        -------------   ---------------   ---------------   ---------------
Balances at 12/31/95                                                0   $             0   $             0   $             0
   Issuance of common stock (restricted) at $.1028
     per share for subsidiaries *                          14,223,929            14,224            35,876         1,412,793
Net loss for year                                                                                                  (466,909)
                                                        -------------   ---------------   ---------------   ---------------

Balances at 12/31/96                                       14,223,929            14,224            35,876           945,884
Net loss for year                                                                                                (1,252,478)
                                                        -------------   ---------------   ---------------   ---------------

Balances at 12/31/97                                       14,223,929            14,224            35,876          (306,594)
Stock sold for cash                                         1,500,000             1,500         1,009,513
Subsidiary adjustment                                                                              10,608
Net income for year                                                                                                 433,237
                                                        -------------   ---------------   ---------------   ---------------

Balances at 12/31/98                                       15,723,929   $        15,724   $     1,055,997   $       126,643
                                                        =============   ===============   ===============   ===============


     * Transaction actually occurred on March 11, 1998, but is reflected earlier under pooling-of-interests method of accounting.



                                       F-4
See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                          Year ended December 31,
                                                                                1998               1997                1996
                                                                         -----------------   -----------------  ------------------
OPERATING ACTIVITIES
   Net income (loss)                                                     $         433,237   $      (1,252,478) $         (466,909)
   Adjustments to reconcile net income (loss) to cash
     used by operating activities:
       Depreciation and amortization                                               134,925             139,062              60,897
       Bad debts                                                                    60,000                   0                   0
       Net value of subsidiary's assets sold                                     1,128,419                   0                   0
       Debt cancelled                                                           (2,169,806)                  0                   0
       Book value of assets sold/disposed                                                0              47,405                   0
       Deferred taxes                                                                    0              10,500             (11,500)
   Changes in assets and liabilities:
       Accounts receivable                                                        (433,519)            (34,609)            285,651
       Inventories                                                                  80,636             (92,150)           (129,024)
       Prepaid expenses and other                                                  (46,056)            (18,146)             (9,196)
       Accounts payable and accrued expenses                                       124,436             120,116              21,922
       Deposits                                                                     37,000                   0                   0
       Income taxes payable                                                          1,600             (45,415)            (83,590)
                                                                         -----------------   -----------------  ------------------

                                  NET CASH USED BY OPERATING ACTIVITIES           (649,128)         (1,125,715)           (331,749)

INVESTING ACTIVITIES
   Loan - other                                                                     (3,915)             92,330             (98,120)
   Loan - related party                                                                  0              30,300                   0
   Organization costs                                                                    0             (27,800)                  0
   Purchase of equipment                                                           (13,493)           (618,780)           (150,680)
   Deposits                                                                         (2,225)                922              (1,312)
                                                                         -----------------   -----------------  ------------------

                                  NET CASH USED BY INVESTING ACTIVITIES            (19,633)           (523,028)           (250,112)

FINANCING ACTIVITIES
   Borrowings - former parent                                                      170,000             914,360             548,500
   Cash from subsidiaries                                                                0                   0             986,944
   Principal payments on debt                                                       (9,951)            (99,796)            (78,206)
   Principal payments on capital lease obligation                                        0                   0                (519)
   Loan proceeds                                                                         0             347,303                   0
   Loans - related party                                                           100,000                   0                   0
   Loan repayment - related party                                                 (100,000)                  0                   0
   Sale of common stock                                                          1,011,013                   0                   0
                                                                         -----------------   -----------------  ------------------

                              NET CASH PROVIDED BY FINANCING ACTIVITIES          1,171,062           1,161,867           1,456,719
                                                                         -----------------   -----------------  ------------------

                                                 INCREASE (DECREASE) IN
                                              CASH AND CASH EQUIVALENTS            502,301            (486,876)            874,858

Cash and cash equivalents at beginning of year                                     387,982             874,858                   0
                                                                         -----------------   -----------------  ------------------

                               CASH AND CASH EQUIVALENTS AT END OF YEAR  $         890,283   $         387,982  $          874,858
                                                                         =================   =================  ==================

SUPPLEMENTAL INFORMATION
   Cash paid for interest                                                $           9,824   $          14,232  $           17,356
   Cash paid for income taxes                                                          800              65,715             167,790


                                       F-5
See Notes to Financial Statements.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997, and 1996



NOTE 1:           BUSINESS ACTIVITY
     The Company was incorporated under the laws of the state of Nevada on December 4, 1997. The Company is now engaged in the acquisition of microwave technologies for medical purposes through Microwave Medical Corp. ("MMC"), and prior to April 1, 1998 was engaged in the manufacturing of highly technologically advanced components and subsystems for the communications and aerospace industries through P & H Laboratories ("P & H").

 NOTE 2:          SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
     Principals of Consolidation
     The consolidated financial statements for 1998, 1997, and 1996 include the accounts of the Company; its wholly owned subsidiaries, MMC and MMC's Germany based subsidiary Microwave Medical GmBH ("GmBH"), which was formed in late 1997, and P & H.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     Accounting Methods
     The Company recognizes income and expenses based on the accrual method of accounting.

     Inventories
     Inventories are stated at the lower of cost (first-in, first-out) or market. At December 31, 1997, inventories were comprised of the following:
                                                     1997
                  Raw materials                  $     344,909
                  Work in progress                     465,068
                                                 -------------
                                                 $     809,977

     Research and Development Costs
     Research and development costs were $569,738 in 1998 and were all incurred by MMC and GmBH ($1,057,759 in 1997 and all incurred by MMC and GmBH, and $588,915 in 1996 and all incurred by MMC).

     Warranty Costs
     The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold during the year. The accrued liability for warranty costs is included in accrued expenses in the accompanying balance sheets.

     Dividend Policy
     The Company has not yet adopted any policy regarding payment of dividends.

     Stock Options
     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its future employee stock options rather than adopting the alternative fair value accounting provided for under Financial Accounting Standards Board ("FASB") FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123).

     Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Allowance for Uncollectible Accounts
     The Company provides an allowance for uncollectible accounts based upon prior experience and management's assessment of the collectability of existing specific accounts.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

 NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued) Concentration of Credit Risk
     Financial instruments, which potentially subject the Company to concentration of risk, consist of cash and investments. The Company places its investments in highly rated commercial paper obligations which limits the amount of credit exposure. Historically, the Company has not experienced any losses related to investments.

     Property, Plant, and Equipment
     Property, plant, and equipment is recorded at cost and is being depreciated
     over  a  useful  life  of  seventeen   months  to  eight  years  using  the
     straight-line and accelerated methods.

     Cash and Cash Equivalents
     For financial statement purposes, the Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Organization Costs
     Organization costs of MMC and GmBH are being amortized over sixty months.

     Income Taxes
     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.
     Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. The valuation allowance at December 1998 was $0 and at December 31, 1997 was $73,000 and at December 31, 1996 it was $0. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As of December 31, 1998, temporary differences arose primarily from differences in the timing of recognizing expenses for financial reporting and income tax purposes. Such differences include depreciation, bad debt allowance, and various accrued operating expenses.

     Prior to October 1, 1997, P&H filed separate income tax returns. For the period of October 1, 1997 to December 31, 1997, P&H filed a consolidated tax return with Dynamic Associates, Inc. ("Dynamic"), its parent at that time. MMC filed a consolidated tax return with Dynamic in 1996 and 1997.

     Income (Loss) per Share
     Income (loss) per common share is computed by dividing net income (loss) by the weighted average shares outstanding during each period.

NOTE 3:           CAPITALIZATION
     The Company's authorized stock includes 100,000,000 shares of Class "A" common stock at $.001 par value. March 11, 1998, the Company issued 14,223,929 shares of its restricted common stock to the shareholders of Dynamic Associates, Inc. in exchange for the common stock of MMC and P&H held by those shareholders. The financial statements of MMC and P&H have been presented herein as if the entities had been together for all periods presented. The acquisitions of MMC & P&H have been accounted for as reverse acquisitions. The financial statements are presented on a consolidated basis as if the entities were consolidated for all periods presented.

NOTE 4:           PROPERTY, PLANT, AND EQUIPMENT
     Property, plant, and equipment as of December 31, 1998 and 1997 are summarized as follows:

                                                                    Accumulated               Net Book Value
                                                     Cost          Depreciation           1998              1997
                                                 -------------  ------------------  ---------------  ------------------
                  Machinery & Equipment          $     243,055  $          186,580  $        56,475  $          573,208
                  Furniture & Fixtures                  11,697                 780           10,917              79,278
                  Leasehold Improvements                     0                   0                0              40,797
                                                 -------------  ------------------  ---------------  ------------------
                                                 $     254,752  $          187,360  $        67,392  $          693,283
                                                 =============  ==================  ===============  ==================

     Depreciation expense is calculated under straight-line and accelerated methods based on the estimated service lives of depreciable assets. Depreciation expense for the year ended December 31, 1998 amounted to $134,685, ($138,822 in 1997 and $60,657 in 1996).

     Included in machinery and equipment at December 31, 1997 was $59,315 of equipment under a capital lease. The related accumulated depreciation at December 31, 1997 was $51,397.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 5:           RECLASSIFICATION OF CERTAIN ITEMS
     The operations of P&H for 1997 and 1996 have been reclassified under the caption "Operations of Subsidiary Sold 4/1/98" to conform to the 1998 presentation.

NOTE 6:           PAYABLE - FORMER PARENT
     At December 31, 1997, MMC/GmBH owed $1,999,806 to Dynamic, their former parent. The amounts represent advances from Dynamic, which are non-interest bearing and have no set repayment terms. During the quarter ended March 31, 1998, Dynamic charged the advances to bad debt expense and does not anticipate being repaid. The Company recorded debt cancellation income of $2,169,807 including an additional $170,000 received from Dynamic in 1998.

NOTE 7:           LONG-TERM DEBT

                                                                                1998               1997
                                                                         -----------------   -----------------
                  Notepayable - Bank. Payable in monthly  installments
                      of $3,317 plus interest at prime plus 1% per
                      annum and secured by accounts receivable, other
                      rights to payment, general intangibles, inventory,
                      and equipment of P&H. Debt matures
                      in December, 1999.                                 $               0   $          72,954

                  Notepayable - bank.  Interest payments only until
                      May, 1998 at which time it is converted to 48
                      monthly  installments  of $7,235 plus interest
                      at prime (8.5% at December 31, 1997) plus 1% per
                      annum and secured by assets of P&H. Debt matures
                      in May  2002.  The  agreement  contains  certain
                      financial and restrictive covenants. As of December
                      31, 1997, P&H was not in compliance with certain
                      financial covenants. On March 2, 1998, the bank
                      waived such events of noncompliance as
                      of such date.                                                      0             347,303
                                                                         -----------------   -----------------
                                                                                         0             420,257
                      Less current portion                                               0             (90,449)
                                                                         -----------------   -----------------
                                                                         $               0   $         329,808
                                                                         =================   =================

NOTE 8:           INCOME TAXES
     Components of income tax (benefit) are as follows:

                                                                   1998           1997           1996
                                                              -------------  -------------   -------------
                  Current
                      Federal                                 $           0  $       4,665   $      63,500
                      State                                           1,600          1,600          22,300
                                                              -------------  -------------   -------------
                                                                      1,600          6,265          85,800
                                                              -------------  -------------   -------------
                  Deferred
                      Federal                                             0          7,800          (9,000)
                      State                                               0          2,700          (2,500)
                                                              -------------  -------------   -------------
                                                                          0         10,500         (11,500)
                                                              -------------  -------------   -------------
                  Income tax (benefit)                        $       1,600  $      16,765   $      74,300
                                                              =============  =============   =============

     A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for income taxes is as follows:

                                                                   1998           1997           1996
                                                              -------------  -------------   -------------
                  Income tax computed at federal
                      statutory tax rate                      $     147,573  $    (420,142)  $    (133,487)
                  Tax due to not being able to file
                      Consolidated return and other                       0        435,851         193,069
                  Debt forgiveness not taxable due to
                      Insolvency                                   (147,573)             0               0
                  State taxes (net of federal benefit)                1,600          1,056          14,718
                                                              -------------  -------------   -------------
                                                              $       1,600  $      16,765   $      74,300
                                                              =============  =============   =============

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 8:           INCOME TAXES (continued)
     Significant components of the Company's deferred tax liabilities and assets for income taxes consist of the following:

                                                                   1998           1997           1996
                                                              -------------  -------------   -------------
                  Current deferred tax assets
                      Net operating loss                      $           0  $      11,000   $           0
                      Allowance for doubtful accounts                     0          8,600           9,000
                      Capitalized inventory cost for tax                  0         26,000          21,000
                      Vacation accrual                                    0         22,000          22,000
                      State income tax                                    0          1,000           9,000
                      Other accruals                                      0          4,400           6,000
                      Valuation allowance                                 0        (73,000)              0
                                                              -------------  -------------   -------------
                  Net deferred current tax assets             $           0  $           0   $      67,000
                                                              =============  =============   =============

                  Long-term deferred tax liabilities
                      Difference in fixed assets              $           0  $           0   $      56,500
                                                              =============  =============   =============

     There was a decrease of $73,000 in the valuation allowance for the year ended December 31, 1998.

     There was an increase of $73,000 in the valuation allowance for the year ended December 31, 1997 ($0 change for the year ended December 31, 1996).

     The deferred tax items relate to P&H. No deferred tax asset has been recorded for the Company and MMC due to the fact they currently have no operations to use their loss carryforward.

     At December 31, 1998, the Company has a federal net operating loss carryforward of approximately $234,000 which expires December 31, 2018.

NOTE 9:           COMMITMENTS AND CONTINGENCIES
     The Company is provided with office space and other management services at no charge at the present time.

     The Company has the following commitments:

                  One officer will receive $15,000 per month, one will receive $12,000 and one will receive $8,000 per month.

     Future scheduled payments under these employment related commitments are as follows:

                     Year Ending
                  December 31, 1999                       $              384,000
                  December 31, 2000                                       46,000
                                                          ----------------------
                                                          $              430,000
                                                          ======================

     Rental expense for the year ended December 31, 1998 was $800 ($192,466 in 1997 and $189,088 in 1996) which includes $0 paid by MMC to P&H ($7,298 in 1997 and $7,120 in 1996). The contracts are renewable.

NOTE 10:          FAIR VALUE OF FINANCIAL INSTRUMENTS
     The carrying amount of cash and cash equivalents, loans, other receivables, accounts payable, and accrued expenses approximate fair value due to the short maturity periods of these instruments. The fair value of the Company's long-term debt, based on the present value of the debt, assuming interest rates as follows at December 31, 1997 was:

                  Note at 9.5%                            $               60,375
                  Note at 9.5%                                           230,550
                                                          ----------------------

                                                          $              290,925
                                                          ======================

NOTE 11:          MAJOR CUSTOMERS
     During 1997, P&H had sales to two customers representing 38.5% and 12.6% of total sales. At December 31, 1997, accounts receivable from the two customers was about $274,000. During 1996, P&H had sales to two customers which represented 40.6% and 12.2% of total sales. At December 31, 1996, accounts receivable from the two customers totaled $295,000.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 12:          INDUSTRY SEGMENTS
     The following narrative is before elimination of certain intercompany items.

     For 1998, the Company had general and administrative expenses of $554,979, depreciation expense of $780, bad debt expense of $60,000 interest income of $17,254, fee income from former parent of $200,000, and loss on the sale of P&H assets of $477,862 for a net loss of $876,367.

     MMC had depreciation and amortization expense of $95,568, research and development expense of $569,738, interest income of $171, debt cancellation of $2,169,807, and income tax expense of $800 for net income of $1,503,872.

     P&H had a loss from discontinued operations of $194,268.

     For 1997, all sales, cost of sales, and selling and general and administrative expenses were incurred by P&H. P&H also had depreciation and amortization expense of $63,272, interest income of $21,692, interest expense of $16,667, other income of $6,675, and income tax expense of $15,965, for a net loss of $124,803.

     MMC had depreciation and amortization expense of $75,790, research and development expense of $1,057,759, interest income of $6,674, and income tax expense of $800, for a net loss of $1,127,675.

     For 1996, all sales, cost of sales, and selling and general and administrative expenses were incurred by P&H. P&H also had depreciation and amortization expense of $44,956, interest income of $19,666, interest expense of $16,988, other income of $8,162, and income tax expense of $73,500, for a net income of $128,409.

     MMC had depreciation and amortization expense of $15,941, research and development expense of $588,915, interest income of $10,338, and income tax expense of $800, for a net loss of $595,318.

     Pre-consolidation net income (loss) is as follows:

                                                     1998            1997           1996
                                                 -------------  -------------   -------------
                  MW Medical                     $    (701,367) $           0   $           0
                  MMC/GmBH                           1,503,872     (1,127,675)       (595,318)
                  P & H                               (194,268)      (124,803)        128,409
                                                 -------------  -------------   -------------

                  Adjusted Net Income (Loss)     $     608,237  $  (1,252,478)  $    (466,909)
                                                 =============  =============   =============

NOTE 13:          RELATED PARTY TRANSACTIONS
     During 1998, a total of $416,000 in management fees was paid or accrued to current or former officers of the Company and its subsidiaries. $266,000 was paid or accrued to three individuals who remain with the Company and $150,000 was paid or accrued to a former officer. At December 31, 1998, $132,714 is due to two officers for management fees and other expenses.

NOTE 14:          GOING CONCERN
     The financial statements are presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. At December 31, 1998, the Company had a loss from operations for 1998 of $1,221,065.

     Management feels that collection of its receivables and revenue from operations in the third quarter of 1999 will provide sufficient working capital to allow the Company to continue as a going concern.

NOTE 15:          SALE OF P&H OPERATIONS
     Effective April 1, 1998, a management team was brought in to run P&H. This entity then began negotiations to purchase the net assets of P&H from the Company for a total of $653,659 in cash and management services valued at $240,000, of which $410,534 cash has been received. The $243,125 is due as follows:

                    $243,125 on March 31, 1999 - secured by P&H assets

     Interest at 8% also accrues on $493,125 and is due March 31, 1999.

     During March of 1999, the Company agreed to restructure the receivable. Monthly payments of $15,000 including interest of 8% will be due beginning in July of 1999.

                        MW MEDICAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                        December 31, 1998, 1997, and 1996

NOTE 15:          SALE OF P&H OPERATIONS (continued)

     Future expected principal receipts are as follows:
                  Year ending December 31, 1999                 $      81,625
                  Year ending December 31, 2000                       158,365
                  Year ending December 31, 2001                         3,135
                                                                -------------

                                                                $     243,125

     At December 31, 1998, an allowance for doubtful accounts in the amount of $60,000 has been established.

     If the sale had occurred on December 31, 1997, P&H assets in the amount of $2,274,732 and liabilities in the amount of $720,348 would not be included in the financial statements. The Company would have recorded a receivable in the amount of $653,659 for the sale, prepaid expense of $240,000, and the amount of $660,725 as loss would have been recorded on the statement of operations.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                            December 31,                             Pro Forma
                                                                                1997             P&H Sale            Balances
                                                                         -----------------   -----------------  ------------------
ASSETS
     CURRENT ASSETS
       Cash and cash equivalents                                         $         387,982   $        (315,585) $           72,397
       Accounts receivable (less allowance for doubtful
         accounts of $20,000 in 1997)                                              559,783            (559,783)                  0
       Other receivables                                                            19,824             (14,035)              5,789
       Receivable - P&H Sale                                                             0             653,659             653,659
       Prepaid expense - P&H Sale                                                        0             240,000             240,000
       Inventories                                                                 809,977            (809,977)                  0
       Prepaid expense and other current assets                                     17,829             (12,558)              5,271
                                                                         -----------------   -----------------  ------------------
                                                   TOTAL CURRENT ASSETS          1,795,395            (818,279)            977,116

     PROPERTY, PLANT, & EQUIPMENT                                                  693,283            (541,479)            151,804

     OTHER ASSETS
       Deposits                                                                     21,705             (21,315)                390
       Organization Costs                                                           28,440                   0              28,440
                                                                         -----------------   -----------------  ------------------
                                                                                    50,145             (21,315)             28,830
                                                                         -----------------   -----------------  ------------------

                                                                         $       2,538,823   $      (1,381,073) $        1,157,750
                                                                         =================   =================  ==================

LIABILITIES & EQUITY (DEFICIT)
     CURRENT LIABILITIES
       Accounts payable                                                  $         227,587   $        (156,260) $           71,327
       Accrued expenses                                                            147,667            (143,831)              3,836
       Current portion of long-term debt                                            90,449             (90,449)                  0
                                                                         -----------------   -----------------  ------------------
                                              TOTAL CURRENT LIABILITIES            465,703            (390,540)             75,163

     Payable - former parent                                                     1,999,806                   0           1,999,806
     Long-term debt                                                                329,808            (329,808)                  0
                                                                         -----------------   -----------------  ------------------
                                                                                 2,329,614            (329,808)          1,999,806
                                                                         -----------------   -----------------  ------------------
                                                      TOTAL LIABILITIES          2,795,317            (720,348)          2,074,969

STOCKHOLDERS' EQUITY
       Common Stock $.001 par value:
         Authorized - 100,000,000 shares
         Issued and outstanding 14,223,929 shares                                   14,224                   0              14,224
       Additional paid-in capital                                                   35,876                   0              35,876
       Retained earnings (deficit)                                                (306,594)           (660,725)           (967,319)
                                                                         -----------------   -----------------  ------------------
                                   TOTAL STOCKHOLDERS' EQUITY (DEFICIT)           (256,494)           (660,725)           (917,219)
                                                                         -----------------   -----------------  ------------------

                                                                         $       2,538,823   $      (1,381,073) $        1,157,750
                                                                         =================   =================  ==================


     This pro forma shows what the balance sheet would have looked like had the sale of the net assets of P&H occurred on December 31, 1997.

                        MW MEDICAL, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                                             Year Ended
                                                                            December 31,                             Pro Forma
                                                                                1997             P&H Sale            Balances
                                                                         -----------------   -----------------  ------------------
Net sales                                                                $       3,382,388   $               0  $        3,382,388
Cost of sales                                                                    2,659,882                   0           2,659,882
                                                                         -----------------   -----------------  ------------------

                                                           GROSS PROFIT            722,506                   0             722,506

Selling and General & administrative expenses                                      779,772                   0             779,772
Depreciation and amortization                                                      139,062                   0             139,062
Research and development                                                         1,057,759                   0           1,057,759
                                                                         -----------------   -----------------  ------------------
                                                                                 1,976,593                   0           1,976,593
                                                                         -----------------   -----------------  ------------------

                                                   NET OPERATING (LOSS)         (1,254,087)                  0          (1,254,087)

OTHER INCOME (EXPENSE)
     Interest income                                                                28,366                   0              28,366
     Interest expense                                                              (16,667)                  0             (16,667)
     Miscellaneous income                                                            6,675                   0               6,675
                                                                         -----------------   -----------------  ------------------
                                                                                    18,374                   0              18,374
                                                                         -----------------   -----------------  ------------------

                                                NET (LOSS) BEFORE OTHER         (1,235,713)                  0          (1,235,713)

Sale of net assets of P&H                                                                0            (660,725)           (660,725)
                                                                         -----------------   -----------------  ------------------

                                         NET (LOSS) BEFORE INCOME TAXES         (1,235,713)           (660,725)         (1,896,438)

INCOME TAX                                                                          16,765                   0              16,765
                                                                         -----------------   -----------------  ------------------

                                                             NET (LOSS)  $      (1,252,478)  $        (660,725) $       (1,913,203)
                                                                         =================   =================  ==================

Net (loss) per weighted average share                                    $            (.09)  $            (.05) $             (.13)
                                                                         =================   =================  ==================

Weighted average number of common shares used to
     compute net income (loss) per weighted
     average share                                                              14,223,929          14,223,929          14,223,929
                                                                         =================   =================  ==================

On April 1, 1998, the Company sold the net assets of P&H. The actual loss on the transaction was $477,862. This loss differs from the Pro Forma loss due to P&H having activity through the date of sale which reduced the net assets sold.

     This pro forma shows what the statement of operations would have looked like had the sale of the net assets of P&H occurred on December 31, 1997.

                        MW MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                                 June 30,          December 31,
                                                                                                   1999                1998
                                                                                                (Unaudited)          (Audited)
                                                                                             -----------------  ------------------
ASSETS
   CURRENT ASSETS
     Cash and cash equivalents                                                               $         918,002  $          890,283
     Receivable - former parent                                                                        150,000             200,000
     Receivable - P & H sale                                                                           106,570              21,625
     Other receivables                                                                                   4,990               2,000
     Prepaid expense and other current assets                                                           14,258              61,282
                                                                                             -----------------  ------------------
                                                                      TOTAL CURRENT ASSETS           1,193,820           1,175,190

   PROPERTY, PLANT, & EQUIPMENT                                                                        918,168              67,392

   OTHER ASSETS
     Receivable - P&H sale                                                                              76,555             161,500
     Organization costs                                                                                    280                 400
                                                                                             -----------------  ------------------
                                                                                                        76,835             161,900
                                                                                             -----------------  ------------------

                                                                                             $       2,188,823  $        1,404,482
                                                                                             =================  ==================

LIABILITIES & EQUITY
   CURRENT LIABILITIES
     Accounts payable                                                                        $         524,180  $           70,766
     Loan payable                                                                                      425,000                   0
     Income taxes payable                                                                                  800               1,600
     Accrued expenses                                                                                    1,449               1,038
     Deposits                                                                                           10,000                   0
     Accrued expenses - related party                                                                  130,005             132,714
                                                                                             -----------------  ------------------
                                                                 TOTAL CURRENT LIABILITIES           1,091,434             206,118
                                                                                             -----------------  ------------------

                                                                         TOTAL LIABILITIES           1,091,434             206,118

STOCKHOLDERS' EQUITY
   Common stock $.001 par value:
     Authorized - 100,000,000 shares
     Issued and outstanding 16,723,929 shares (15,723,929 in 1998)                                      16,724              15,724
     Additional paid in capital                                                                      1,729,997           1,055,997
   Retained earnings (deficit)                                                                        (649,332)            126,643
                                                                                             -----------------  ------------------
                                                                TOTAL STOCKHOLDERS' EQUITY           1,097,389           1,198,364
                                                                                             -----------------  ------------------

                                                                                             $       2,188,823  $        1,404,482
                                                                                             =================  ==================

                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                       Three months ended                  Six months ended
                                                                            June 30,                           June 30,
                                                                -------------------------------    -------------------------------
                                                                     1999             1998              1999             1998
                                                                -------------     -------------    -------------     -------------
General & administrative expenses                               $     222,785     $      86,249    $     477,320     $      87,304
Depreciation and amortization                                          24,672            25,282           49,344            50,564
Research and development                                              144,636           159,783          262,151           351,940
                                                                -------------     -------------    -------------     -------------
                                                                      392,093           271,314          788,815           489,808
                                                                -------------     -------------    -------------     -------------

                                        NET OPERATING (LOSS)         (392,093)         (271,314)        (788,815)         (489,808)

OTHER INCOME (EXPENSE)
   Interest income                                                      5,684               580           13,640               627
   Debt cancellation - former parent                                        0                 0                0         2,169,806
   Fee - former parent                                                      0                 0                0           200,000
   Sale of subsidiary                                                       0          (500,862)               0          (500,862)
                                                                -------------     -------------    -------------     -------------
                                                                        5,684          (500,282)          13,640         1,869,571
                                                                -------------     -------------    -------------     -------------

Income (loss) from continuing operations before
   income taxes                                                      (386,409)         (771,596)        (775,175)        1,379,763
Income tax expense                                                          0                 0              800               800
                                                                -------------     -------------    -------------     -------------

                                    NET INCOME (LOSS) BEFORE
                                     DISCONTINUED OPERATIONS         (386,409)         (771,596)        (775,975)        1,378,963

Discontinued operations:
   Operations of subsidiary sold 4/1/98                                     0                 0                0          (193,468)
                                                                -------------     -------------    -------------     -------------

                                           NET INCOME (LOSS)    $    (386,409)    $    (771,596)   $    (775,975)    $   1,185,495
                                                                =============     =============    =============     =============

Net income (loss) per weighted average share                    $        (.02)    $        (.05)   $        (.05)    $         .08
                                                                =============     =============    =============     =============

Weighted average number of common shares used
   to compute net income (loss) per weighted
   average share                                                   16,232,262        14,223,929       16,003,096        14,223,929
                                                                =============     =============    =============     =============


                        MW MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                                    Six months ended
                                                                                                        June 30,
                                                                                               1999                  1998
                                                                                        ------------------    ------------------
OPERATING ACTIVITIES
     Net income (loss)                                                                  $         (775,975)   $        1,185,495
     Adjustments to reconcile net income (loss) to cash used
       by operating activities:
         Depreciation and amortization                                                              49,344                89,141
         Net value of subsidiary sold                                                                    0             1,398,034
         Debt cancelled                                                                                  0            (2,169,806)
     Changes in assets and liabilities:
         Accounts receivable                                                                        47,010              (683,519)
         Inventories                                                                                     0                80,636
         Prepaid expenses and other                                                                 47,024              (166,791)
         Accounts payable and accrued expenses                                                     451,116                (7,756)
         Deposits                                                                                   10,000                37,000
         Income taxes payable                                                                         (800)                    0
                                                                                        ------------------    ------------------

                                               NET CASH USED BY OPERATING ACTIVITIES              (172,281)             (237,566)

INVESTING ACTIVITIES
     Loan - other                                                                                        0                (6,231)
     Purchase of equipment                                                                        (900,000)               (1,796)
     Deposits                                                                                            0                (2,225)
                                                                                        ------------------    ------------------

                                               NET CASH USED BY INVESTING ACTIVITIES              (900,000)              (10,252)

FINANCING ACTIVITIES
     Borrowings - former parent                                                                          0               170,000
     Loans                                                                                         425,000                     0
     Cash remaining with former subsidiary                                                               0              (243,102)
     Sale of common stock                                                                          675,000                     0
     Principal payments on debt                                                                          0                (9,951)
                                                                                        ------------------    ------------------

                                                                   NET CASH PROVIDED
                                                             BY FINANCING ACTIVITIES             1,100,000               (83,053)
                                                                                        ------------------    ------------------

                                                         INCREASE (DECREASE) IN CASH
                                                                AND CASH EQUIVALENTS                27,719              (330,871)

     Cash and cash equivalents at beginning of period                                              890,283               387,982
                                                                                        ------------------    ------------------

                                          CASH AND CASH EQUIVALENTS AT END OF PERIOD    $          918,002    $           57,111
                                                                                        ==================    ==================

SUPPLEMENTAL INFORMATION
     Cash paid for interest                                                             $            3,963    $            9,824
     Cash paid for income taxes                                                                      1,600                   800


                              PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee	$   5,007.07
Accounting fees and expenses					   20,000.00
Legal fees and expenses						   30,000.00
Blue Sky fees and expenses					    2,000.00
Miscellaneous							   20,000.00
                                                    --------------
Total								      $  77,007.07
                                                    ==============
------------------------------------------------------------------
* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the Selling Stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The officers and directors of the Company are indemnified as provided under the Nevada Revised Statutes and the Bylaws of the Company.

Under the NRS, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation's articles of incorporation (which is not the case with the Company's Articles of Incorporation). Excepted from that immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a Director, Officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by a director in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                                34

<Page >

The Company also indemnifies any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit, by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a Director, Officer, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, Officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this corporation, and except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper;

To the extent that a Director, Officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith;

Any indemnification may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director, Officer, employee, or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs above. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who where not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors under receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized in the Bylaws.

The indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of equity securities sold by the Company within the past three years which, pursuant to the exemption provided by Section 4(2) of the Securities Act, were not registered under the Securities Act.

                                35

<Page >

The Company has issued to Dynamic 14,223,929 common shares pursuant to the Contribution Agreement in consideration for the transfer by Dynamic to the Company of all shares and shareholders loans of each of MMC and P&H, and the agreement of Dynamic to advance to the Company a total of $200,000 ($50,000 of which has been paid). The shares of the Company issued to Dynamic have subsequently been distributed to the shareholders of Dynamic on the basis of one common share of the Company for each common share of Dynamic. The issue of common shares by the Company to Dynamic was completed pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act").

The Company has also issued 2,500,000 common shares in a private placement to accredited investors at a price of $0.75 per share pursuant to Rule 506 of Regulation D of the Act as follows:

(1) 1,500,000 shares in October,1998;
(2)   300,000 shares in March, 1999;
(3)   700,000 shares in June, 1999

On July 14, 1999, the Company entered into a Convertible Debenture and Warrants Purchase Agreement in which it agreed to sell to certain named investors a total of $3,500,000 worth of Convertible Debentures pursuant to the exemption from registration provided by Rule 506 of Regulation D of the Act. In addition to the Convertible Debentures, each investor under the Debenture Purchase Agreement was entitled to Warrants in a proportional amount to their purchase of Debentures. The exercise price of the Warrants is at a price of $2.75 per share. Of the $3,500,000 in Convertible Debentures, only $3,000,000 were sold immediately. The remaining $500,000 were agreed to be purchased by three of the investors upon the registration of the Common Stock as required by a Registration Rights Agreement signed contemporaneously with the Debenture Purchase Agreement. Between July 21 and July 23, 1999, the Investors exercised their conversion rights under the Debentures and converted $2,620,000 worth of Debentures into 2,386,750 shares of common stock in the Company.

On July 20, 1999, the Company also issued warrants to purchase 250,000 shares of common stock in the Company to JW Genesis Securities, Inc. as part of its fee for arranging the Convertible Debenture financing. These warrants were also issued pursuant to an exemption from registration provided by Rule 506 of Regulation D of the Act. These warrants are exercisable at a price of $3.312 per share at any time prior to 5:00 pm New York City Time on July 20, 2004.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION
------------	--------------------

  3.1    		Company's Articles of Incorporation*
  3.2    		Company's By-Laws*
  4.1    		Company's Stock Option Plan, dated March 23, 1999
  5.1    		Opinion of Michael A. Cane, Esq., with consent to
                  use
 10.1	            Debenture Purchase Agreement, dated as of July
                  14, 1999, between the Company and the Purchasers listed therein

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<Page >

10.2	            Registration Rights Agreement, dated as of
                  July 14, 1999, between the Company and the
                  Purchasers Listed therein
10.3	            Stock Purchase Warrant Form
10.4	            8% Convertible Debenture Form
23.1	            Consent of Smith and Company to use its Report on
                  Audited Financial Statements
-------------
* Incorporated herein by reference from the Company's Registration Statement on Form 10-SB12B filed with the commission on 7-13-98
(File No. 001-14297)

ITEM 17. UNDERTAKING.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration
Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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<Page >

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Scottsdale, State of Arizona on September 1, 1999.



                                   MW MEDICAL, INC.


                                       \s\ Jan Wallace
                                   By: __________________________

                                       JAN WALLACE, PRESIDENT
                                       AND CHAIRMAN OF THE
                                       BOARD OF DIRECTORS


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on September 1, 1999.

SIGNATURE                             CAPACITY IN WHICH SIGNED


\s\ Grace Sim	                    Director
-------------------------------------
GRACE SIM


\s\ Jan Wallace                       President and Chief Executive
------------------------------------- Officer (Principal
JAN WALLACE                           Executive Officer)



		                          Chief Financial Officer
\s\ Grace Sim                         (Principal Financial/
------------------------------------- Accounting Officer)
GRACE SIM



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